FINANCING AGREEMENT
Dated as of May 16, 2006
by and among
COMPASS GROUP DIVERSIFIED HOLDINGS LLC

THE LENDERS FROM TIME TO TIME PARTY HERETO,

ABLECO FINANCE LLC,
as Collateral Agent,
and
ABLECO FINANCE LLC
as Administrative Agent

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TABLE OF CONTENTS
(continued)
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SCHEDULE AND EXHIBITS

Schedule C-1	Lenders and Lenders’ Commitments
Schedule E-1	Effective Date Acquisitions
Schedule P-1	Approved Professionals
Schedule P-2	Permitted Management Fees
Schedule T-1	TTM EBITDA

Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)	Real Property
Schedule 6.01(q)	Operating Leases
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit Q-1	Form of Intercompany Loan Agreement
Exhibit Q-2	Form of Intercompany Security Documents
Exhibit 2.01(b)(ii)	Form of Notice of Borrowing
Exhibit 5.01(d)	Form of Opinion of Counsel
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Execution Copy
FINANCING AGREEMENT
          Financing Agreement, dated as of May 16, 2006, by and among COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), ABLECO FINANCE LLC, a Delaware limited liability company (“Ableco”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), and Ableco as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).
RECITALS
          The Borrower has asked the Lenders to extend credit to the Borrower consisting of (a) a term loan in the principal amount of $50,000,000, (b) a delayed draw term loan facility in a principal amount of up to $115,000,000, and (c) a revolving credit facility in a principal amount of up to $60,000,000 at any time outstanding. The proceeds of the term loan shall be used to (i) partially finance the consummation of the acquisition by the Borrower of controlling interests in (a) CBS, (b) Crosman, (c) Advanced Circuits, and (d) Silvue, (ii) partially finance the consummation of Permitted Post-Effective Date Acquisitions by the Borrower or its wholly-owned Subsidiaries, and (iii) pay fees and expenses associated with the Permitted Acquisitions and the financing transaction contemplated hereby. The proceeds of the loans made under the revolving credit facility shall be used to (i) partially finance the consummation of Permitted Acquisitions by the Borrower or its wholly-owned Subsidiaries, (ii) pay fees and expenses associated with such Permitted Acquisitions, and (iii) meet the ongoing working capital requirements and other general corporate needs of the Borrower and each of its Subsidiaries. The proceeds of the loans made under the delayed draw term loan facility shall be used solely to (i) partially finance the consummation of Permitted Post-Effective Date Acquisitions by the Borrower or its wholly-owned Subsidiaries and (ii) pay fees and expenses associated with such Permitted Post-Effective Date Acquisitions. The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.
          In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CERTAIN TERMS
          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
          “Ableco” has the meaning specified therefor in the preamble hereto.
          “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.
          “Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in Article 9 of the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.
          “Acquisition” means the purchase or other acquisition by (i) the Borrower or a Portfolio Company (by merger, stock purchase, or otherwise) of not less than 50.1% of the aggregate outstanding voting power of the Capital Stock of any other Person, or (ii) the Borrower, a Portfolio Company or an acquisition Subsidiary, wholly-owned by Borrower, of substantially all of the assets of any other Person or comprising one or more divisions or other business units of such other Person.
          “Action” has the meaning specified therefor in Section 12.12.
          “additional amount” has the meaning specified therefor in Section 2.08(a)
          “Administrative Agent” has the meaning specified therefor in the preamble hereto.
          “Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.
          “Advanced Circuits” means Compass AC Holdings, Inc., a Delaware corporation.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, (a) in all events, CGI, CGI Diversified Holdings, CGM, Massoud, Navco, Pharos, and Sostratus shall each be conclusively presumed to be an Affiliate of the Borrower, and (b) in no event shall any Agent or any Lender be considered an Affiliate of the Borrower.

          “After Acquired Property” means any interest in real property with a Current Value in excess of $250,000 in the case of a fee interest or requiring the payment of annual rent exceeding in the aggregate $250,000 in the case of a leasehold interest.
          “Agent” has the meaning specified therefor in the preamble hereto.
          “Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
          “Applicable Period” means, in connection with the calculation of the Fixed Charge Coverage Ratio, (a) with respect to the fiscal quarter ended June 30, 2006, the period commencing on May 16, 2006 and ending on June 30, 2006, (b) with respect to the fiscal quarter ended September 30, 2006, the period commencing on May 16, 2006 and ending on September 30, 2006, (c) with respect to the fiscal quarter ended December 31, 2006, the period commencing on May 16, 2006 and ending on December 31, 2006, (d) with respect to the fiscal quarter ended March 31, 2007, the period commencing on May 16, 2006 and ending on March 31, 2007 and (e) with respect to any fiscal quarter ending thereafter, the twelve month period ending as of the end of such subsequent fiscal quarter.
          “Approved Professional” means any Person identified on Schedule P-1.
          “Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.
          “Allocation Interests” means the interests in the Borrower issued to CGM pursuant to the terms of the LLC Agreement.
          “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.
          “Availability” means, at any time, the lesser of (i) the difference between (a) the Borrowing Base, and (b) the sum of (1) the aggregate outstanding principal amount of all Loans, and (2) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged in excess of historical levels, and (ii) the difference between (a) the Total Revolving Credit Commitment, and (b) the sum of (1) the aggregate outstanding principal amount of all Revolving Loans, (2) the L/C Reserve, (3) the Permitted Indebtedness Reserve and (4) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged in excess of historical levels.
          “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.
          “Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.
          “Blocked Account Bank” has the meaning specified therefor in Section 8.01(a).
          “Blocked Account” has the meaning specified therefor in Section 8.01(a).
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Borrower” has the meaning specified therefor in the preamble hereto.
          “Borrowing Base” means, as of any date of determination, the difference between (a) the lesser of (i) the Leverage Ratio Limit, and (ii) the Intercompany Debt Limit, and (b) the sum of (1) the L/C Reserve, (2) the Permitted Indebtedness Reserve and (3) such other reserves as the Administrative Agent may deem appropriate, to the extent that such imposition by Administrative Agent is commercially reasonable under the circumstances.
          “Borrowing Base Certificate” means a certificate signed by an Authorized Officer of the Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit B-1.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in U.S. Dollar deposits in the London interbank market.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period.
          “Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender, allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.
          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease”

(i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
          “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.
          “CBS” means CBS Personnel Holdings, Inc., a Delaware corporation.
          “CGI” means Compass Group Investments, Inc., a Bahamian international business company.
          “CGI Diversified Holdings” means CGI Diversified Holdings, L.P., a Bahamian limited partnership.
          “CGI Subscription Agreement” means a Share Purchase Agreement, dated as of May 16, 2006, between the Trust and CGI Diversified Holdings, pursuant to which CGI Diversified Holdings agrees to purchase not less than $86,000,000 of shares of Capital Stock of the Trust on or before the Effective Date.
          “CGM” means Compass Group Management LLC, a Delaware limited liability company.
          “Change in Law” has the meaning specified therefor in Section 4.05(a).
          “Change of Control” means each occurrence of any of the following:
               (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Permitted Holder, of beneficial ownership of more than 20% of the aggregate outstanding voting power of the Capital Stock of the Trust;
               (b) the Trust ceases to own and control, directly or indirectly, 100% of the shares of the Capital Stock (other than the Allocation Interests) of the Borrower, except as a result of a Permitted Merger,
               (c) (i) Massoud ceases to be actively involved (on a full-time basis) in the management and the investment decisions with respect to the Borrower, and (ii) any two of

Elias Sabo, Allen Offenberg and David Swanson cease to be actively involved (on a full-time basis) in the management and the investment decisions with respect to the Borrower, or
               (d) (i) the Trust consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person (other than, in connection with a Permitted Merger, Borrower), or (ii) any entity consolidates with or merges into the Trust (other than, in connection with a Permitted Merger, Borrower), which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of the Trust is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction in which the Permitted Holder have a beneficial ownership in the aggregate of at least 20% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity.
          “Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Collateral Agent’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.
          “Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.
          “Collateral Agent” has the meaning specified therefor in the preamble hereto.
          “Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).
          “Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment, Delayed Draw Term Loan Commitment, and Term Loan Commitment.
          “Consolidated EBITDA” means, with respect to any Person for any period, (i) the Consolidated Net Income of such Person and its Subsidiaries for such period, minus (ii) to the extent not otherwise deducted in the calculation of Consolidated Net Income of such Person and its Subsidiaries for such period, the aggregate amount of Transaction Services Fees paid by Borrower or any of its Subsidiaries during such period to CGM, plus (iii) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) net income tax expense, (C) depreciation expense, (D) amortization expense, (E) Eligible Addbacks, (F) fees and expenses related to the consummation of the transactions contemplated to be closed on the Effective Date under this Agreement and the transactions contemplated by the Effective Date Acquisition Agreements, (G) fees and expenses related to the consummation of any single Permitted Post-Effective Date Acquisition or series of related Permitted Post-Effective Date Acquisitions, in an amount not in excess of $5,000,000 individually, or $15,000,000 in the aggregate in connection with all Permitted Post-Effective Date Acquisitions per annum, (H) that amount, if any, required to be reflected in the “minority interest” line item on Borrower’s income statements for such period, (I) that amount, if any, required to be reflected in the “accrual for supplemental put” (or like designation) line item on the Borrower’s income statements for such period, to the extent that such accrual is solely a non-cash accrual, (J) solely with respect to Silvue, non-cash charges incurred as of the Effective Date to reflect the in-process research and development acquired by Borrower in connection with the acquisition of a Majority Interest in Silvue, (K) solely with respect to a Portfolio Company and its Subsidiaries (it being understood that this clause (K) shall not apply to the calculation of the Consolidated EBITDA of Borrower and its Subsidiaries), the aggregate amount of management fees paid by such Portfolio Company during such period to CGM (or if such fees are paid to any other Person by a Portfolio Company prior to the time of acquisition by Borrower, to the extent such amounts have been validated by an Approved Professional), and (L) to the extent not included in any of the other items listed above in clauses (A) through (K), the aggregate amount of all non-cash items deducted in the calculation of the Consolidated Net Income of Borrower (exclusive of the Consolidated Net Income of Borrower’s Subsidiaries) for such period.
          “Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) interest that is paid-in-kind and (e) any tax refunds, net operating losses or other net tax benefits received during such period on account of any prior period.
          “Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period (exclusive of, with respect to Borrower, interest income from loans to Portfolio Companies pursuant to Qualified Intercompany Loan Agreements) and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Crosman” means Crosman Acquisition Corporation, a Delaware corporation.
          “Current Value” has the meaning specified therefor in Section 7.01(o).
          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Defaulted Portfolio Company” means a Portfolio Company that is in default of its Qualified Intercompany Loan Agreement due to the failure to make payment of any amounts when due thereunder, which default has been uncured for at least 90 days.
          “Delayed Draw Term Loan” and “Delayed Draw Term Loans” have the meanings specified therefor in Section 2.01(a)(iii).
          “Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Delayed Draw Term Loan to the Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
          “Delayed Draw Term Loan Commitment Expiry Date” means May 16, 2007 (the “Original Expiry Date”); provided, however, that if the Borrower has given the Agents not less than 5 days prior written notice of its election to extend the Original Expiry Date and so long as there is no Default or Event of Default on the date of such notice or on the Original Expiry Date, the Delayed Draw Term Loan Commitment Expiry Date shall be extended to May 16, 2008; (the “First Extended Expiry Date”); provided further, however, that if the Borrower has given the Agents not less than 5 days prior written notice of its election to extend the First Extended Expiry Date and so long as there is no Default or Event of Default on the date of such notice or on the First Extended Expiry Date, the Delayed Draw Term Loan Commitment Expiry Date shall be extended to May 16, 2009; provided, further, that in no event shall the Delayed Draw Term Loan Commitment Expiry Date be later than the Final Maturity Date.

          “Delayed Draw Term Loan Lender” means a Lender with a Delayed Draw Term Loan Commitment.
          “Delayed Draw Term Loan Obligations” means any Obligations with respect to the Delayed Draw Term Loan (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
          “Disqualified EBITDA” means, at any time that the Borrower’s Leverage Ratio (calculated as of the most recent date for which financial statements have been prepared in accordance herewith) exceeds 1.0:1.0, 50% of the Consolidated EBITDA of each Defaulted Portfolio Company, if any, plus 100% of the Consolidated EBITDA of each Insolvent Portfolio Company, if any.
          “Disqualified Intercompany Debt” means, at any time that the Borrower’s Leverage Ratio (calculated as of the most recent date for which financial statements have been prepared in accordance herewith) exceeds 1.0:1.0, 100% of the amount of Indebtedness for borrowed money owed to the Borrower by any Defaulted Portfolio Company or any Insolvent Portfolio Company.
          “Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of (including by means of a merger or consolidation) any property or assets (whether now owned or hereafter acquired) to any other Person (other than a disposition to a Subsidiary of such disposing Person), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.
          “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
          “Effective Date” means the date on or after May 16, 2006 and on or before May 19, 2006, on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.
          “Effective Date Acquisition Agreement” means that certain Stock Purchase Agreement, dated of even date herewith, by and among Borrower, as purchaser, and CGI, Compass CS Partners, L.P., Compass CS II Partners, L.P., Compass Crosman Partners, L.P., Compass Advanced Partners, L.P., and Compass Silvue Partners, LP, as the seller parties.
          “Effective Date Acquisition Documents” means the Effective Date Acquisition Agreement and all other documents and agreements executed and delivered in connection therewith.
          “Effective Date Acquisitions” means the acquisition by Borrower of the Capital Stock of Advanced Circuits, CBS, Crosman and Silvue described on Schedule E-1 hereto in accordance with the terms of the Effective Date Acquisition Agreement.
          “Effective Date Portfolio Companies” means (a) Advanced Circuits, (b) CBS, (c) Crosman, and (d) Silvue.

          “Eligible Addbacks” means, as of any date of determination, solely with respect to the Consolidated EBITDA of a Portfolio Company and its Subsidiaries that is the subject of a Permitted Post-Effective Date Acquisition, during the twelve month period ending as of the last day of the month immediately preceding such date, to the extent that the following have been validated by the Borrower’s Approved Professional, the sum of (a) the aggregate amount of salary or other compensation paid by such Portfolio Company and its Subsidiaries to the owners of its Capital Stock (other than Borrower and its Affiliates) during such period, to the extent that such amount exceeds the annual compensation required to be paid by such Portfolio Company and its Subsidiaries to such Persons (or to other Persons hired to replace such Persons) after the closing date of the applicable Permitted Post-Effective Date Acquisition, (b) the aggregate amount paid by such Portfolio Company and its Subsidiaries on account of rent with respect to the real property occupied by such Portfolio Company and its Subsidiaries, to the extent that (i) such amount exceeds the annual amount of rent required to be paid by such Portfolio Company and its Subsidiaries pursuant to the real estate leases in effect on the closing date of the applicable Permitted Post-Effective Date Acquisition and (ii) Borrower has provided to the Agents copies of the applicable leases that are in effect on the closing date of such Permitted Post-Effective Date Acquisition, and (c) other amounts as may be approved from time to time by the Agents in their discretion.
          “Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Borrower or any of its ERISA Affiliates.
          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of the Borrower of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by the Borrower or any predecessor in interest.
          “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages,

costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to the liability or potential liability of the Borrower with respect to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by the Borrower or (ii) any Real Property which received Hazardous Materials generated by the Borrower.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.
          “Escrow Agreement” means that certain Escrow Agreement dated as of May 16, 2006 by and among Borrower, certain of Borrower’s Affiliates, and The Bank of New York, as escrow agent thereunder, which is in form and substance reasonably satisfactory to the Agents.
          “Event of Default” means any of the events set forth in Section 9.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries (but, with respect to such cash received by the Portfolio Companies and their respective Subsidiaries, only to the extent of the mandatory prepayments required to be made by such Portfolio Company and its Subsidiaries under the applicable Qualified Intercompany Loan Agreement) not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement and any amounts received from escrow arrangements in connection with any purchase agreement.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Fee Letter” means that certain fee letter, dated as of even date herewith, among the Borrower and the Administrative Agent.
          “Field Survey and Audit” means a field survey and audit of the Borrower and the Portfolio Companies and an appraisal of the Collateral and the Intercompany Loan Collateral performed by auditors, examiners or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrower.
          “Filing Authorization Letter” means a letter duly executed by the Borrower authorizing the Collateral Agent to file financing statements in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement.
          “Final Maturity Date” means May 16, 2011 or such earlier date on which (a) the Total Revolving Credit Commitment is terminated for any reason or (b) all or any portion of the Obligations shall become due and payable pursuant to the terms of Section 9.01.
          “Financial Statements” means (i) in the case of CBS, for the year ended December 31, 2005, its audited consolidated financial statements as of such date, (ii) in the case of Crosman, (a) for the year ended June 30, 2005, its audited consolidated financial statements as of such date, and (b) for the quarter ended October 2, 2005, its unaudited consolidated financial statements as of such date, (iii) in the case of Advanced Circuits, for the year ended December 31, 2005, its audited consolidated financial statements as of such date, and (iv) in the case of Silvue, for the year ended December 31, 2005, its audited consolidated financial statements as of such date.
          “Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31st of each year.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (i) the Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid or prepaid during such period, plus (B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, to the extent that such amount is required to be reflected as a cash expense on such Person’s books and records, plus (C) all income tax liabilities of such Person and its Subsidiaries that accrued during such period, to the extent that the amount of such liabilities is greater than zero and is required to be reflected as cash tax liabilities on such Person’s books and records, plus (D) cash dividends or distributions paid by such Person and its Subsidiaries (other than, in the case of the Borrower, dividends or distributions paid to the Borrower or its wholly-owned Subsidiaries) during such period, plus (E) Capital Expenditures made by such Person and its Subsidiaries during such period. In determining the Fixed Charge Coverage Ratio for a particular period, the calculation of the income tax liabilities of such Person and its Subsidiaries described in clause (ii)(C) of the immediately preceding sentence shall be made without giving effect to any tax refunds, tax receivables, net operating losses or other net tax benefits that were received or receivable during such period on account of any prior periods.
          “Funding Losses” has the meaning specified therefor in Section 2.04(d)(ii)(B).

          “Funds Flow Agreement” means that certain Funds Flow Agreement, dated of even date herewith, by and among Administrative Agent, the Lenders, and the Borrower.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.
          “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
          “Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.
          “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as in effect as of the Effective Date.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created; (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis consistent with GAAP, under Hedging Agreements; (viii) all Contingent Obligations (other than Contingent Obligations in respect of funding commitments under any Qualified Intercompany Loan Agreement and in respect of the “accrual for supplemental put” (or like designation) line item on Borrower’s income statement, to the extent that such accrual is solely a non-cash accrual); (ix) liabilities incurred by such Person under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred by such Person under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
          “Indemnified Matters” has the meaning specified therefor in Section 12.15.
          “Indemnitees” has the meaning specified therefor in Section 12.15.
          “Industry” means an “industry” as determined in accordance with the North American Industry Classification System, as in effect from time to time.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Insolvent Portfolio Company” means a Portfolio Company that is in default of its Qualified Intercompany Loan Agreement due to the commencement of an Insolvency Proceeding with respect to such Portfolio Company.
          “Intercompany Debt Coverage Ratio” means, with respect to Borrower as of any date, the ratio of (a) the sum of (i) Qualified Cash plus (ii) the outstanding principal balance of all Qualified Intercompany Debt as of such date to (b) the sum of (i) the outstanding principal balance of the Loans as of such date plus (ii) the L/C Reserve as of such date plus (iii) the Permitted Indebtedness Reserve as of such date.
          “Intercompany Debt Limit” means, as of any date of determination, the sum of (i) Qualified Cash, and (ii) the aggregate amount of Qualified Intercompany Debt calculated through the most recent date for which a Borrowing Base Certificate has been delivered pursuant to Section 7.01(a).
          “Intercompany Loan Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Portfolio Company or its Subsidiaries upon which a Lien is granted or purported to be granted by such Person as security for all or any part of its Indebtedness under a Qualified Intercompany Loan Agreement, or a guaranty in respect thereof.
          “Intercreditor Agreement” means that certain Intercreditor Agreement dated contemporaneously herewith by and between Borrower and [U.S. Bank] which is in form and substance satisfactory to Collateral Agent.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Final Maturity Date.
          “Inventory” means all of the Borrower’s now owned or hereafter acquired right, title, and interest with respect to inventory as defined in the Code.

          “IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
          “L/C Reserve” means an amount equal to the aggregate undrawn amount of all outstanding letters of credit issued at the request of Borrower or any of its Subsidiaries, including any letters of credit issued by U.S. Bank at the request of CBS, but excluding (a) on or before the date that is 30 days after the Effective Date, up to $3,500,000 of Indebtedness in respect of outstanding letters of credit issued at the request of Silvue, and (b) any letters of credit, to the extent that the issuer thereof is holding cash collateral to secure such letters of credit and has released its Liens on all other assets of Borrower’s Subsidiaries.
          “Lease” means any lease of real property to which the Borrower is a party as lessor or lessee.
          “Lender” has the meaning specified therefor in the preamble hereto.
          “Leverage Ratio” means, as of any date of determination, the ratio of (a) the result of (i) the sum of (A) the principal amount of the Loans outstanding as of such date of determination plus (B) the L/C Reserve as of such date of determination plus (C) the Permitted Indebtedness Reserve as of such date of determination minus (ii) the amount of Restricted Cash as of such date of determination, to (b) TTM EBITDA of the Borrower and its Subsidiaries for the 12 month period ended as of the last day of the month immediately preceding such date of determination.
          “Leverage Ratio Limit” means, as of any date of determination, the result of (a) (1) the TTM EBITDA of the Borrower calculated through the most recent month for which financial statements have been delivered pursuant to Section 7.01(a), minus (2) the amount of Disqualified EBITDA, if any, as of such determination date times (b) 3.00.
          “Liabilities” has the meaning specified therefor in Section 2.07.
          “LIBOR Deadline” has the meaning set forth in Section 2.04(g)(ii)(A).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning specified therefor in Section 2.04(g)(i).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) 3% per annum, and (b) the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (i) the Base LIBOR Rate for such Interest Period, by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          “LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means (a) at any time that a Default or Event of Default has occurred and is continuing, 5.5 percentage points and (b) thereafter, so long as no Default or

Event of Default has occurred and is continuing, the “LIBOR Rate Margin” set forth in the table below that corresponds to the Leverage Ratio, as of the last day of any month, reported to Agent as set forth in the next paragraph and as otherwise determined in accordance with the other provisions of the next paragraph.
          The LIBOR Rate Margin shall be determined from time to time based upon the certificate delivered by the Borrower to the Administrative Agent in accordance with Section 7.01(a), to be effective for the forthcoming month; provided, however, if such certificate is not timely delivered to the Administrative Agent, the LIBOR Rate Margin shall immediately be set at 5.5 percentage points until such time as such certificate is delivered and then (without any retroactive effect and without constituting a waiver of any Default or Event of Default arising as a result of any failure to timely deliver such Compliance Certificate) shall be determined based upon the Leverage Ratio set forth in such certificate; provided further, however, if the Borrower’s financial statements are at any time restated or otherwise revised (including as a result of an audit), such that the LIBOR Rate Margin would have been higher than was otherwise in effect during any period, interest due under this Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

LIBOR Rate
Level	Leverage Ratio	Margin
I	Less than 1.00:1.00	4.25 percentage points
Greater than or equal to
II	1.00:1.00 but less than 1.50:1.00	4.50 percentage points
Greater than or equal to
III	1.50:1.00 but less than 2.0:1.00	4.75 percentage points
Greater than or equal to
IV	2.00:1.00 but less than 2.5:1.00	5.0 percentage points
Greater than or equal to
V	2.50:1.00	5.5 percentage points
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “LLC Agreement” means that certain Amended and Restated Operating Agreement of Borrower, dated of even date herewith, which is in form and substance satisfactory to Collateral Agent.
          “Loan” means the Term Loan or any Delayed Draw Term Loan or Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

          “Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.
          “Loan Document” means this Agreement, the Fee Letter, the Funds Flow Agreement, any Security Agreement, any Mortgage, any Filing Authorization Letter, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.
          “Majority Interest” means, in respect of any Person, the ownership and voting control of more than 50% of (1) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (2) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (3) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business.
          “Management Agreement” means that certain Management Services Agreement, dated as of even date herewith, by and between CGM and the Borrower, in form and substance satisfactory to the Agents, as in effect on the date hereof.
          “Massoud” means I. Joseph Massoud, an individual.
          “Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, financial condition or prospects of any the Borrower or the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any of the Collateral.
          “Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person is a party involving aggregate consideration payable to or by such Person of $500,000 or more (other than purchase orders in the ordinary course of the business of such Person and other than contracts that by their terms may be terminated by such Person in the ordinary course of its business upon less than 60 days notice without penalty or premium), (ii) all other contracts or agreements material to the business, operations, financial condition, performance, prospects or properties of such Person or such Subsidiary, and (iii) all Qualified Intercompany Loan Documents to which such Person is a party.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent.

          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.
          “Navco” means Navco Management, Inc., a Bahamian corporation.
          “Net Cash Proceeds” means, (i) with respect to any Disposition by any Person, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person, or the sale or issuance by any Person of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person and (y) properly attributable to such transaction or to the asset that is the subject thereof.
          “New Lending Office” has the meaning specified therefor in Section 2.08(d).
          “Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).
          “Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).
          “Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrower to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

          “Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
          “Other Taxes” has the meaning specified therefor in Section 2.08(b).
          “Participant Register” has the meaning specified therefor in Section 12.07(g).
          “Payment Intangible” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “payment intangibles” (as that term is defined in Article 9 of the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.
          “Payment Office” means the Administrative Agent’s office located at 299 Park Avenue, 23rd Floor, New York, New York or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permits” has the meaning specified therefor in Section 6.01(n).
          “Permitted Acquisition” means (a) the Effective Date Acquisitions, and (b) any Permitted Post-Effective Date Acquisition.
          “Permitted Dispositions” means (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and so long as all of the Indebtedness owed by the subject Portfolio Company to the Borrower is repaid in connection therewith, the Disposition by Borrower of such portion or all of its Capital Stock in a Portfolio Company (including by means of a merger or consolidation) such that after such Disposition Borrower no longer holds a Majority Interest of such Portfolio Company, (b) sales or other dispositions of obsolete or worn-out equipment in the ordinary course of business, (c) sales or other dispositions of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that the Net Cash Proceeds of such Dispositions in the case of clauses (b) and (c) do not exceed $1,000,000 in the aggregate in any twelve-month period, (d) the use or transfer of money or Cash Equivalents by the Borrower in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (e) the licensing by the Borrower, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (f) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of the Borrower.
          “Permitted Holder” means CGI Diversified Holdings and each of its Affiliates.
          “Permitted Indebtedness” means:
               (a) any Indebtedness owing to any Agent and any Lender under this Agreement or the other Loan Documents;

               (b)[intentionally omitted];
               (c)Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Borrower in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $500,000 at any time outstanding; and
               (d)purchase money Indebtedness incurred to enable the Borrower to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $500,000 at any time outstanding.
          “Permitted Indebtedness Reserve” means an amount equal to the aggregate amount of all outstanding purchase money Indebtedness or Capital Lease Obligations of Borrower or any of its Subsidiaries.
          “Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.
          “Permitted Liens” means:
               (a)Liens securing the Obligations;
               (b)Liens for taxes, assessments, levies, and governmental charges the payment of which is not required under Section 7.01(c);
               (c)Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets
          (e) Liens arising under Capitalized Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of the Borrower, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;
          (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;
          (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Borrower in the normal conduct of such Person’s business;
          (h) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower;
          (i) precautionary financing statement filings regarding operating leases;
          (j) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;
          (k) statutory and common law landlords’ liens under leases to which the Borrower is a party;
          (l) Liens securing refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness; and
          (m) Liens permitted under the applicable Qualified Intercompany Loan Agreement which secure Indebtedness of a Portfolio Company.
     “Permitted Management Fees” means management or consulting fees payable pursuant to the terms of the Management Agreement (as in effect on the Effective Date) and set forth on Schedule P-2.
     “Permitted Merger” has the meaning set forth in Section 7.02(c).
     “Permitted Modifications” means amendments, supplements, restatements or other modifications of or to, and waivers and consents with respect to, any conditions or other terms of Qualified Intercompany Loan Documents, other than such amendments, supplements, restatements or other modifications of or to, and waivers and consents as would, directly or indirectly, (a) permit any modification of any payment obligation under any Qualified Intercompany Loan Document that is adverse to Borrower, (b) result in an increase in any lending commitment of Borrower or the amount of credit available to any Portfolio Company under any Qualified Intercompany Loan Document, other than in connection with a Permitted Post-Effective Date Acquisition in which the purchaser is a Portfolio Company, (c) result in an extension of any date fixed for any payment under any Qualified Intercompany Loan Document, (d) result in the release or subordination of any Lien granted by any Portfolio Company to Borrower on all or any substantial portion of any assets of such Portfolio Company, (e) permit (i) with respect to any Effective Date Portfolio Company, Indebtedness in excess of $3,000,000, and (ii) with respect to any other Portfolio Company, Indebtedness in excess of the lesser of 37.5% of the TTM EBITDA (as of the date of the proposed modification) of such Portfolio Company and $5,000,000 to be incurred by such Portfolio Company, in each case exclusive of (i) Indebtedness owed to Borrower or (ii) Indebtedness of CBS in respect of letters of credit issued by U.S. Bank in an aggregate amount not to exceed $25,000,000; provided, that in no event shall any Portfolio Company or any of its Subsidiaries be permitted to incur Indebtedness in respect of letters of credit, to the extent that the aggregate amount of such Indebtedness, when taken together with all other Indebtedness of any Portfolio Company and its Subsidiaries in respect of letters of credit, would exceed $30,000,000, (f) permit (i) with respect to any Effective Date Portfolio Company, Liens securing Indebtedness in excess of $3,000,000, and (ii) with respect to any other Portfolio Company, Indebtedness in excess of the lesser of 37.5% of the TTM EBITDA (as of the date of the proposed modification) of such Portfolio Company and $5,000,000 to be granted by such Portfolio Company or any of its Subsidiaries, in each case exclusive of (x) Liens securing Indebtedness owed to Borrower or (y) Liens securing Indebtedness of CBS in respect of letters of credit issued by U.S. Bank in an aggregate amount not to exceed $25,000,000; provided, that in no event shall any Portfolio Company or any of its Subsidiaries be permitted to grant any Lien securing Indebtedness in respect of letters of credit, to the extent that the aggregate amount of such Indebtedness, when taken together with all other secured Indebtedness of any Portfolio Company and its Subsidiaries in respect of letters of credit, would exceed $30,000,000, (g) any Portfolio Company’s trailing twelve month Consolidated EBITDA or Fixed Charge Coverage Ratio for any trailing twelve month period to be less than 65% of the levels reasonably projected by such Portfolio Company to be obtained by such Portfolio Company during such period, (h) any Portfolio Company’s Leverage Ratio as of the end of any trailing twelve month period to be more than 5.00:1.00, (i) permit any Portfolio Company or any of its subsidiaries to pay any management, consulting fees or other similar payments, to the extent that the aggregate amount of such management fees, consulting fees, or other similar payments paid by Borrower or any of its Subsidiaries during any fiscal year would exceed 2% of the amount of the Adjusted Net Assets (as such term is defined in the Management Agreement) of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter of Borrower; provided, that in no event shall the provisions of this clause (i) prevent any Subsidiary of Borrower from paying Transaction Services Fees to CGM, (j) waive or eliminate any material conditions precedent to the commitments of the Borrower under any Qualified Intercompany Loan Agreement, or (k) eliminate any material representation, warranty, covenant or event of default from any Qualified Intercompany Loan Document.

     “Permitted Post-Effective Date Acquisition” means any Acquisition (other than any Effective Date Acquisition) so long as:
     (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
     (b) the Person whose Capital Stock or assets is being acquired, (1) is engaged in a business that is not a Prohibited Business, and (2) is located and organized within the United States or Canada;
     (c) the Borrower has provided Agents with written confirmation, supported by reasonably detailed calculations, that (1) the proposed Portfolio Company had positive Consolidated EBITDA for the most recently completed 12 month period for which financial statements are available, (2) unless the proposed Portfolio Company is an addition to an existing Portfolio Company, the proposed Portfolio Company had positive Consolidated EBITDA of not less than $5,000,000 for the most recently completed 12 month period for which financial statements are available, and (3) on a pro forma basis, created by adding the historical combined financial statements of the Borrower (including the combined financial statements of any other Person that was the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired pursuant to the proposed Acquisition, the Borrower would have been in compliance with the financial covenant in Section 7.03(a) for the 12 months ending as of the month ended immediately prior to the proposed date of consummation of such proposed Acquisition for which there are available financial statements;
     (d) (1) in the case of an Acquisition by means of an asset sale, the subject assets are being acquired in such Acquisition directly by the Borrower, a Portfolio Company or by a wholly-owned direct Subsidiary of Borrower or such Portfolio Company, (2) in the case of any other Acquisition, the subject Capital Stock is being acquired in such Acquisition directly by the Borrower, (3) in the case of an Acquisition directly by Borrower, the Borrower shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired or owned and shall have delivered to Collateral Agent possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such Person being acquired by the Borrower, together with stock powers with respect thereto endorsed in blank, and in the case of an Acquisition by a Portfolio Company, such Portfolio Company shall have executed and delivered to the Borrower, pursuant to the terms of a Qualified Intercompany Loan Agreement, a pledge agreement respecting the Capital Stock being acquired or owned and shall have delivered to Borrower possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such Person being acquired by such Portfolio Company, together with stock powers with respect thereto endorsed in blank, (4) the Borrower shall have caused such acquired Person (or such acquisition Subsidiary, as applicable) and each of its Subsidiaries to execute and deliver a Qualified Intercompany Loan Agreement, containing (A) terms and conditions (including tenor, amortization of the Qualified Intercompany Debt, fees and interest rates) which are consistent with such terms set forth in the Qualified Intercompany Loan Agreements executed by Borrower with the Effective Date Portfolio Companies), (B) financial covenants (including a minimum Consolidated EBITDA covenant, a minimum Fixed Charge Coverage Ratio and a Maximum Leverage Ratio) which are discounted off the levels reasonably projected by the applicable Portfolio Companies by not more than 35%, (C) Indebtedness covenants that do not permit Indebtedness in excess of the lesser of 37.5% of the TTM EBITDA of any Portfolio Company (as of the closing date of the proposed Acquisition) and $5,000,000 to be incurred by such Portfolio Company, other than (I) Indebtedness owed to Borrower or (II) Indebtedness of CBS in respect of letters of credit issued by U.S. Bank in an aggregate amount not to exceed $25,000,000; provided, that in no event shall any Portfolio Company or any of its Subsidiaries be permitted to incur Indebtedness in respect of letters of credit, to the extent that the aggregate amount of such Indebtedness, when taken together with all other Indebtedness of any Portfolio Company and its Subsidiaries in respect of letters of credit, would exceed $30,000,000, (D) Liens covenants that do not permit Liens securing Indebtedness in excess of the lesser of 37.5% of the TTM EBITDA of any Portfolio Company (as of the closing date of the proposed Acquisition) and $5,000,000 to be granted by such Portfolio Company other than (I) Liens securing Indebtedness owed to Borrower and (II) Liens securing Indebtedness of CBS in respect of letters of credit issued by U.S. Bank in an aggregate amount not to exceed $25,000,000; provided, that in no event shall any Portfolio Company or any of its Subsidiaries be permitted to grant Liens to secure Indebtedness in respect of letters of credit, to the extent that the aggregate amount of such secured Indebtedness, when taken together with all other secured Indebtedness of any Portfolio Company and its Subsidiaries in respect of letters of credit, would exceed $30,000,000, (E) covenants regarding various restricted payments, including the payment of management, consulting fees or other similar payments, to the extent that the aggregate amount of such management fees, consulting fees, or other similar payments made by Borrower or any of its Subsidiaries during any fiscal year would exceed 2% of the amount of the Adjusted Net Assets (as such term is defined in the Management Agreement) of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter of Borrower; provided, that in no event shall such covenant prevent any Subsidiary of Borrower from paying transaction fees to CGM in connection with the closing of a Permitted Post-Effective Date Acquisition, and (F) other representations, warranties, covenants and events of default that are consistent with the provisions of the Qualified Intercompany Loan Agreements executed by Borrower with the Effective Date Portfolio Companies or are customarily included in loan documents based on the Industry of the applicable Portfolio Company, (5) the Borrower shall have caused such acquired Person and each of its Subsidiaries to execute and deliver such other Qualified Intercompany Loan Documents as are necessary to obtain an enforceable and perfected first priority Lien upon all or substantially all of the property and assets of such Person and each of its Subsidiaries in order to secure the related Qualified Intercompany Debt and which are consistent with the provisions of the Qualified Intercompany Loan Documents executed by Borrower with the Effective Date Portfolio Companies or are customarily included in loan documents based on the Industry of the Portfolio Company, and (6) the amount of Indebtedness to be advanced by the Borrower to the prospective Portfolio Company in connection with the consummation of the proposed Acquisition shall not be less than 65% of the proposed Purchase Price and shall not be greater than 90% of the proposed Purchase Price;
     (e) such Acquisition shall be consensual and, if such Acquisition has been submitted to the board of directors (or such other managing body) of the Person whose Capital Stock is proposed to be acquired, shall have been approved by such board of directors (or such other managing body) and shall not have been preceded by an unsolicited tender offer for such Capital Stock by, or proxy contest initiated by, the Borrower;

     (f) the Borrower shall have delivered (i) projections for the Person whose Capital Stock is proposed to be acquired, and (ii) updated pro forma Projections for the Borrower and its Subsidiaries demonstrating compliance on a pro forma basis with Section 7.03(a) for the 12 calendar months following the date of such Acquisition, in form and content reasonably acceptable to the Agents;
     (g) the Borrower shall have delivered (i) a quality of earnings report from a third party acceptable to the Agents, (ii) an environmental report from a third party acceptable to the Agents, (iii) a background report relative to the key members of management of the proposed Portfolio Company from a third party acceptable to the Agents, (iv) an insurance evaluation report from a third party acceptable to the Agents, and (v) if required by the Borrower, a fairness opinion from a third party acceptable to the Agents, in each case, in form and content reasonably acceptable to the Agents (it being understood that any Approved Professional shall be deemed to be acceptable to the Agents); and
     (h) the aggregate amount of the sum of Availability and Qualified Cash shall equal or exceed $5,000,000, both immediately prior to and immediately after giving effect to such Acquisition.
     “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
     “Pharos” means Pharos I LLC, a Delaware limited liability company.
     “Pharos Subscription Agreement” means a Share Purchase Agreement, dated as of May 16, 2006, between the Trust and Pharos, pursuant to which Pharos agrees to purchase not less than $4,000,000 of shares of Capital Stock of the Trust on or before the Effective Date.
     “Portfolio Companies” means (a) the Effective Date Portfolio Companies, and (b) any Person acquired by the Borrower, directly or indirectly, after the Effective Date, and “Portfolio Company” means any one of them.
     “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 2.0 percentage points.
     “Prohibited Business” means the acquisition of real estate for investment purposes.
     “property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
     “Pro Rata Share” means:
     (a) with respect to a Lender’s obligation to make Revolving Loans and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),
     (b) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and
     (c) with respect to a Lender’s obligation to make the Delayed Draw Term Loan and right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Delayed Draw Term Loan Commitment, by (ii) the Total Delayed Draw Term Loan Commitment, provided that if the Total Delayed Draw Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Delayed Draw Term Loan and the denominator shall be the aggregate unpaid principal amount of the Delayed Draw Term Loan, and
     (d) with respect to all other matters (including the indemnification obligations arising under Section 10.05) pertaining to a Lender, the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment, the unpaid principal amount of such Lender’s portion of the Term Loan, and the unpaid principal amount of such Lender’s portion of the Delayed Draw Term Loan, by (ii) the sum of the Total Revolving Credit Commitment, the aggregate unpaid principal amount of the Term Loan, and the aggregate unpaid principal amount of the Delayed Draw Term Loan provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).
     “Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including the fair market value of any Capital Stock of the Trust or the Borrower (or in the case of an Acquisition involving an asset sale, an acquisition Subsidiary of the Borrower) issued in connection with such Acquisition), paid or delivered directly or indirectly by the Borrower in connection with such Acquisition, plus (ii) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Borrower and its Subsidiaries after giving effect to such Acquisition.
     “Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Borrower that is subject to a control agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.

     “Qualified Intercompany Debt” means, as of any date of determination, with respect to a Portfolio Company, the result of (a) the lesser of (i) the amount of Indebtedness for borrowed money owed by such Portfolio Company pursuant to a Qualified Intercompany Loan Agreement; provided, however, that if more than one Subsidiary of the Borrower is obligated under a single Qualified Intercompany Loan Agreement, or under a guaranty in respect thereof, the amount of Qualified Intercompany Debt for such Subsidiaries shall be the amount owed to the Borrower under such Qualified Intercompany Loan Agreement calculated without duplication of the separate obligations of each such Subsidiary, and (ii) the product of 5.00 times TTM EBITDA of such Subsidiary of the Borrower calculated as of the last fiscal quarter for which financial statements as to such Subsidiary of the Borrower have been delivered pursuant to Section 7.01(a), minus (b) the amount of Disqualified Intercompany Debt.
     “Qualified Intercompany Loan Agreement” means a credit or loan agreement between the Borrower, as the sole lender, and a Subsidiary or Subsidiaries of the Borrower, as the borrower or co-borrowers, substantially in the form of Exhibit Q-1, as modified by Permitted Modifications.
     “Qualified Intercompany Loan Document” means, with respect to each Portfolio Company, a Qualified Intercompany Loan Agreement, a Security Agreement pursuant to which such Portfolio Company and its Subsidiaries grant to Borrower, as secured party, a first priority Lien in substantially all of their personal property, one or more Mortgages pursuant to which such Portfolio Company and its Subsidiaries grant to Borrower, as secured party, a first priority Lien in all of its real property that would constitute After-Acquired Property, one or more lockbox agreements and control agreements, any other agreement, instrument, or other document executed, delivered, filed or recorded pursuant hereto or thereto (including the Intercreditor Agreement) or otherwise evidencing or securing Qualified Intercompany Debt (in each case substantially in the form of Exhibit Q-2).
     “Rating Agencies” has the meaning specified therefor in Section 2.07.
     “Reference Bank” means JPMorgan Chase Bank, N.A., its successors or any other commercial bank designated by the Administrative Agent to the Borrower from time to time.
     “Reference Rate” means the greater of (a) 5.75% per annum, and (b) the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.
     “Reference Rate Margin” means (a) at any time that a Default or Event of Default has occurred and is continuing, 3.25 percentage points and (b) thereafter, so long as no Default or Event of Default has occurred and is continuing, the “Reference Rate Margin” set forth in the table below that corresponds to the Leverage Ratio, as of the last day of any month, reported to Agent as set forth in the next paragraph and as otherwise determined in accordance with the other provisions of the next paragraph.
     The Reference Rate Margin shall be determined from time to time based upon the certificate delivered by the Borrower to the Administrative Agent in accordance with Section 7.01(a), to be effective for the forthcoming month; provided, however, if such certificate is not timely delivered to the Administrative Agent, the Reference Rate Margin shall immediately be set at 3.25 percentage points until such time as such certificate is delivered and then (without any retroactive effect and without constituting a waiver of any Default or Event of Default arising as a result of any failure to timely deliver such Compliance Certificate) shall be determined based upon the Leverage Ratio set forth in such certificate; provided further, however, if the Borrower’s financial statements are at any time restated or otherwise revised (including as a result of an audit), such that the Reference Rate Margin would have been higher than was otherwise in effect during any period, interest due under this Agreement shall immediately be recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Reference Rate
Level	Leverage Ratio	Margin
I	Less than 1.00:1.00	2.00 percentage points
II	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	2.25 percentage points
III	Greater than or equal to 1.50:1.00 but less than 2.0:1.00	2.50 percentage points
IV	Greater than or equal to 2.00:1.00 but less than 2.5:1.00	2.75 percentage points
V	Greater than or equal to 2.50:1.00	3.25 percentage points
     “Register” has the meaning specified therefor in Section 12.07(d).
     “Registered Loan” has the meaning specified therefore in Section 12.07(d).
     “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
     “Reinvestment Eligible Funds” means (a) Net Cash Proceeds which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(v) or (b) Extraordinary Receipts consisting of insurance or condemnation proceeds paid as the result of loss, destruction, casualty, condemnation or expropriation which, but for the application of Section 2.05(d)(ii), would be required to be used to prepay the Loans pursuant to Section 2.05(c)(vii).
     “Reinvestment Notice” has the meaning specified therefore in Section 2.05(d).
     “Related Fund” means a fund, money market account, investment account or other account managed by a Lender or an Affiliate of such Lender or its investment manager.
     “Related Party Assignment” has the meaning specified therefor in Section 12.07(b).
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
     “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. § 9601.
     “Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
     “Required Equity” has the meaning specified therefor in Section 5.01(g).
     “Required Lenders” means Lenders whose Pro Rata Shares (calculated under clause (d) of the definition thereof) aggregate more than 50%.
     “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
     “Restricted Account” means deposit account of Borrower (and for its benefit) in the name of Collateral Agent and with respect to which, the applicable bank which maintains such deposit account has agreed in writing in favor of Collateral Agent that it will not transfer the Cash and Cash Equivalents from such deposit account without the prior written consent of Collateral Agent.

     “Restricted Cash” means as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Borrower deposited in a Restricted Account, to the extent that at the time of such deposit, the outstanding principal balance of the Revolving Loans is equal to $0.
     “Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule C-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.
     “Revolving Loan” and “Revolving Loans” have the meaning specified therefor in Section 2.01(a)(i).
     “Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.
     “Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
     “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
     “Securitization” has the meaning specified therefor in Section 2.07.
     “Securitization Parties” has the meaning specified therefor in Section 2.07.
     “Security Agreement” means a Security Agreement, in form and substance reasonably satisfactory to Collateral Agent.
     “Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.
     “Silvue” means Silvue Technologies Group, Inc., a Delaware corporation.
     “Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.
     “Sostratus” means Sostratus LLC, a Delaware limited liability company.
     “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Subscription Documents” means (a) the CGI Subscription Agreement, (b) the Pharos Subscription Agreement, and (c) the other instruments and agreements entered into by the Trust in connection with the obtaining by the Trust of a portion of the Required Equity from CGI Diversified and Pharos.
     “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which at least a Majority Interest is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
     “Taxes” has the meaning specified therefor in Section 2.08(a).
     “Term Loan” has the meaning specified therefor in Section 2.01(a)(ii).
     “Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.
     “Term Loan Lender” means a Lender with a Term Loan Commitment.
     “Term Loan Obligations” means any Obligations with respect to the Term Loan (including the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).
     “Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Borrower or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.
     “Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company reasonably satisfactory to the

Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent.
     “Total Commitment” means the sum of the Total Revolving Credit Commitment, the Total Delayed Draw Term Loan Commitment, and the Total Term Loan Commitment.
     “Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments, which amount is $115,000,000 as of the Effective Date.
     “Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments, which amount is $60,000,000 as of the Effective Date.
     “Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments, which amount is $50,000,000 as of the Effective Date.
     “Transaction Services Fees” means transaction fees paid by a Portfolio Company or its Subsidiaries to CGM pursuant to the applicable transaction services agreement with respect to certain transaction-related services performed by CGM, such as those customarily performed by a third-party consultant or financial advisor.
     “Transferee” has the meaning specified therefor in Section 2.08(a).
     “Trust” means Compass Diversified Trust, a Delaware statutory trust.
     “TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended; provided, however, that:
     (a) for the purposes of any calculation of TTM EBITDA as of any date on or before the first anniversary of the Effective Date, the Consolidated EBITDA of the Borrower for each month during the twelve months prior to the Effective Date shall be deemed to be as set forth on Schedule T-1,
     (b) if Borrower consummates a Permitted Post-Effective Date Acquisition, then, as of any date of determination of Consolidated EBITDA of the Borrower, 100% of the acquired Person’s Consolidated EBITDA during the period from the beginning of the measured 12 month period up to the last day of such measured 12 month period shall be included in the Borrower’s Consolidated EBITDA for such 12 month period;
     (c) (i) in order to include the Consolidated EBITDA of a Subsidiary of the Borrower within the TTM EBITDA of the Borrower, the Borrower must own and control at least a Majority Interest in such Person, and (ii) if, at any time, the Borrower ceases to own and control a Majority Interest in a Person, the Consolidated EBITDA of such Person shall immediately cease to be included within the TTM EBITDA of the Borrower effective as of the beginning of the such 12 month period;

     (d) if the Consolidated EBITDA of a Portfolio Company for such 12 month period exceeds 35% (in the case of each Portfolio Company other than CBS) or 60% (in the case of CBS) of the TTM EBITDA of all Portfolio Companies taken as a whole, there shall be excluded from the TTM EBITDA of the Borrower such amount of the Consolidated EBITDA of such Portfolio Company for such 12 month period so that, after giving effect to such elimination, the Consolidated EBITDA of such Portfolio Company for such 12 month period equals 35% or, in the case of CBS, 60% of the TTM EBITDA of all Portfolio Companies taken as a whole; and
     (e) if the Consolidated EBITDA of all Portfolio Companies that conduct business within a single Industry for such 12 month period exceeds 35% (in the case of Portfolio Companies that conduct business in an Industry other than the temporary services Industry) or 60% (in the case of Portfolio Companies that conduct business in the temporary services Industry) of the TTM EBITDA of all Portfolio Companies taken as a whole, there shall be excluded from the TTM EBITDA of the Borrower such amount of the Consolidated EBITDA of such Portfolio Companies for such 12 month period so that, after giving effect to such elimination, the Consolidated EBITDA of such Portfolio Companies for such 12 month period equals 35% or, in the case of Portfolio Companies that conduct business in the temporary services Industry, 60% of the TTM EBITDA of all Portfolio Companies taken as a whole.
     “WARN” has the meaning specified therefor in Section 6.01(z).
     Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by any Agent include estimates honestly made by such Agent (in the case of quantitative determinations) and beliefs honestly held by such Agent (in the case of qualitative determinations).
     Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

     Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender , such period shall in any event consist of at least one full day.
ARTICLE II
THE LOANS
     Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
               (i) each Revolving Loan Lender severally agrees to make loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower at any time and from time to time from the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the lesser of (A) the result of (1) the amount of such Lender’s Revolving Credit Commitment minus (2) the amount of such Lender’s Pro Rata Share of the L/C Reserve, and (B) the amount of such Lender’s Pro Rata Share of the result of (1) the then extant Borrowing Base, minus (2) the sum of (x) the outstanding principal amount of the Term Loan, and (y) the outstanding principal balance of the Delayed Draw Term Loans;
               (ii) each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loan”) to the Borrower on the Effective Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment; and
               (iii) each Delayed Draw Term Loan Lender severally agrees to make loans (each, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”) to the Borrower at any time and from time to time from the Effective Date to the Delayed Draw Term Loan Commitment Expiry Date, or until the earlier reduction of its Delayed Draw Term Loan Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Delayed Draw Term Loans at any time outstanding not to exceed the lesser of (A) the amount of such Lender’s Delayed Draw Term Loan Commitment, and (B) the amount of such Lender’s Pro Rata Share of the result of (1) the then extant Borrowing Base, minus (2) the sum of (x) the aggregate outstanding principal amount of the Term Loan and (y) the outstanding principal balance of all Revolving Loans.
          (b) Notwithstanding the foregoing:
               (i) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the result of (1) the Total Revolving Credit Commitment minus (2) the sum of the L/C Reserve and the Permitted Indebtedness Reserve and (B) the result of (1) the then extant Borrowing Base, minus (2) the sum of (x) the outstanding principal amount of the Term Loan, and (y) the outstanding principal balance of the Delayed Draw Term Loans. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.
               (ii) The aggregate principal amount of the Term Loan made on the Effective Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.
               (iii) The aggregate principal amount of the Delayed Draw Term Loans made hereunder shall not exceed the lower of (A) the result of (1) the Total Delayed Draw Term Loan Commitment minus (2) the sum of the L/C Reserve and the Permitted Indebtedness Reserve and (B) the result of (1) the then extant Borrowing Base, minus (2) the sum of (x) the outstanding principal amount of the Term Loan, and (y) the outstanding principal balance of the Revolving Loans. Any principal amount of any Delayed Draw Term Loan that is repaid or prepaid may not be reborrowed.
     Section 2.02 Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit 2.01(b)(ii) hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is, in the case of a Revolving Loan that is a LIBOR Rate Loan or a Delayed Draw Term Loan, 3 Business Days, and in the case of a Revolving Loan that is a Reference Rate Loan, 1 Business Day, prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing, in its sole discretion, to accommodate from time to time). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date. The Administrative Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.
          (b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in integral multiples of $100,000 in excess thereof. Each Delayed Draw Term Loan shall be made in a minimum amount of $5,000,000 and shall be in integral multiples of $1,000,000 in excess thereof.

          (c) (i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Total Delayed Draw Term Loan Commitment, and the Total Term Loan Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.
               (ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders with a Revolving Credit Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders prior to the time of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of such Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, at the Payment Office no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent at the Payment Office or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Borrower.
               (iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.
               (iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
          (d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this

Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.
               (ii) In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.
     Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.
          (b) The outstanding principal of the Term Loan shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.
          (c) The outstanding principal of the Delayed Draw Term Loans shall be repaid in full on the earlier of (i) the termination of the Total Revolving Credit Commitment and (ii) the Final Maturity Date.
          (d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (e) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (f) The entries made in the accounts maintained pursuant to paragraphs (d) or (e) of this Section 2.03 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the

Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably satisfactory to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.04 Interest. (a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal is repaid, as follows: (i) if the relevant Revolving Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the applicable LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the applicable Reference Rate Margin.
          (b) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of the Term Loan until such principal amount is repaid, as follows: (i) if the relevant portion of the Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Reference Rate Margin.
          (c) Delayed Draw Term Loans. Each Delayed Draw Term Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Delayed Draw Term Loan until such principal amount is repaid, as follows: (i) if the relevant Delayed Draw Term Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the applicable LIBOR Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the applicable Reference Rate Margin.
          (d) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Borrower under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.
          (e) LIBOR Option.
               (i) Interest. In lieu of having interest charged at the rate based upon the Reference Rate, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR

Rate. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that Loans bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.
               (ii) LIBOR Election.
                    (A) The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Commitment of the type to which such LIBOR Notice relates.
                    (B) Each LIBOR Notice shall be irrevocable and binding on the Borrower. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.
                    (C) The Borrower shall have not more than 10 LIBOR Rate Loans in effect at any given time. The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $100,000 in excess thereof.
               (iii) Prepayments. The Borrower may prepay LIBOR Rate Loans at any time without premium or penalty (other than with respect to Funding Losses as set forth above, and except as otherwise set forth in the Fee Letter); provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Collections in accordance with Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their participants harmless against any and all Funding Losses in accordance with subsection (ii) above.
               (iv) Special Provisions Applicable to LIBOR Rate.
                    (A) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Borrower may, by notice to such affected Lender (1) require such Lender to furnish to the Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (2) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under subsection (ii)(B) above).
                    (B) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such

Lender shall give notice of such changed circumstances to Administrative Agent and the Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (1) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (2) the Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
               (v) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
          (f) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.
          (g) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
     Section 2.05 Reduction of Commitment; Prepayment of Loans.
          (a) Reduction of Commitments.
               (i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. Once reduced, the Total Revolving Credit Commitment may not be increased.
               (ii) Term Loan. The Total Term Loan Commitment shall terminate upon the making of the Term Loan on the Effective Date.
               (iii) Delayed Draw Term Loan Commitments. The Total Delayed Draw Term Loan Commitment shall terminate on the Delayed Draw Term Loan Commitment Expiry Date. Upon the making of a Delayed Draw Term Loan, the Total Delayed Draw Term Loan Commitment shall be reduced by the amount of such Delayed Draw Term Loan. Once reduced, the Delayed Draw Term Loan Commitment may not be increased. Each such reduction of the Delayed Draw Term Loan Commitment shall reduce the Delayed Draw

Term Loan Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.
          (b) Optional Prepayment.
               (i) Revolving Loans. The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.
               (ii) Term Loan. The Borrower may, upon at least 5 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium (except as otherwise set forth in the Fee Letter) the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.
               (iii) Delayed Draw Term Loan. The Borrower may, upon at least 5 Business Days prior written notice to the Administrative Agent, prepay without penalty or premium (except as otherwise set forth in the Fee Letter) the principal of the Delayed Draw Term Loans, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(iii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.
          (c) Mandatory Prepayment.
               (i) The Borrower will immediately prepay the Loans at any time when the aggregate principal amount of all Loans exceeds the then extant Borrowing Base, to the full extent of any such excess. On each day that any Loans are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Loans outstanding on such day.
               (ii) The Borrower will immediately prepay the outstanding principal amount of the Term Loan and the Delayed Draw Term Loans in the event that the Total Revolving Credit Commitment is terminated for any reason.
               (iii) [intentionally omitted].
               (iv) [intentionally omitted].
               (v) Immediately upon receipt of any proceeds of any Disposition by the Borrower (or a sale of all or substantially all of the assets of a Portfolio Company), the Borrower shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower (or the Portfolio Company in the case of a sale of all or substantially all of its assets) in connection with such Disposition (or the Portfolio Company in the case of a sale of all or substantially all of its assets). Nothing contained in this clause (v) shall permit the Borrower to make a Disposition of any property other than a Permitted Disposition.

               (vi) Upon the issuance or incurrence by the Borrower of any Indebtedness (other than Permitted Indebtedness), or the sale or issuance by the Borrower of any shares of its Capital Stock, the Borrower shall prepay the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by the Borrower in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.
               (vii) Upon the receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the outstanding principal of the Revolving Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
          (d) Application of Payments.
               (i) Each prepayment made pursuant to subsections (c)(v), (c)(vi) or (c)(vii) above shall be applied to the Revolving Loans, until paid in full. Each prepayment made pursuant to subsection (c)(i) above shall be applied first to the Revolving Loans, second to the Term Loan and third to the Delayed Draw Term Loan.
               (ii) The foregoing to the contrary notwithstanding, Borrower shall not be required to make a prepayment otherwise required pursuant to Section 2.05(c)(v) or Section 2.05(c)(vii) with Reinvestment Eligible Funds so long as: (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Reinvestment Eligible Funds or on the date such amounts are to be released to Borrower pursuant to this Section 2.05(d)(ii), (B) the Borrower delivers a notice (a “Reinvestment Notice”) on or prior to the date that the applicable Person receives the monies constituting such Reinvestment Eligible Funds notifying the Agents of the intent of the applicable Person to use such Reinvestment Eligible Funds (1) to repair, restore, or replace the assets that were the subject of the Disposition, casualty or condemnation giving rise to such amounts with assets of equal or greater fair market value which will be useful in the conduct of their business in accordance with past practice, (2) within the period specified in such notice, which period shall not to exceed the earlier of (x) 180 days after the receipt of such Reinvestment Eligible Funds by the applicable Person and (y) the Final Maturity Date, and (C) pending the reinvestment described in clause (B)(1) above, such Reinvestment Eligible Amounts are deposited in a cash collateral account over which Collateral Agent (on behalf of the Lenders) or the Borrower (in the case of a Disposition involving assets or Extraordinary Receipts of a Portfolio Company) has a perfected first-priority Lien. If all or any portion of such Reinvestment Eligible Funds are not used in accordance with the preceding sentence within the period specified in the Reinvestment Notice, the remaining portion shall be applied to the Loans in accordance with Section 2.05(d)(i) on the last day of such specified period.
          (e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsections (c)(i), and (c)(ii) of this Section 2.05) shall be accompanied by the payment of accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.
          (f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.
     Section 2.06 Fees. In addition to the fees set forth in this Agreement, the Borrower shall pay to the Administrative Agent the fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.
     Section 2.07 Securitization. The Borrower hereby acknowledges that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Borrower shall cooperate with the Lenders and their Affiliates to effect the Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Borrower and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Borrower under the Loan Documents or change or affect in a manner adverse to the Borrower the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of the Borrower to any Agent or Lender in connection with any Loan Document or arise out of or are based upon the omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Agents, the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.
     Section 2.08 Taxes.
     (a) Any and all payments by the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of any Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”). The Borrower shall deliver to each Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
     (c) The Borrower hereby agrees to indemnify and agrees to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.
     (d) Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 after the Effective Date, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agents (or, in the case of a participant, to the Lender granting the participation only) a properly completed and duly executed copy of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents and the Borrower that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Trust and is not a controlled foreign corporation related to the Trust (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents in the event any such representation is no longer accurate. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender granting a participation, as applicable. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.
     (e) The Borrower shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Section 2.08 to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.
     (f) The obligations of the Borrower under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
ARTICLE III
[INTENTIONALLY OMITTED]
ARTICLE IV
FEES, PAYMENTS AND OTHER COMPENSATION
     Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit the Borrower or any of its Subsidiaries or conduct audits, inspections or field examinations of the Borrower or any of its Subsidiaries and valuations or appraisals of any or all of the Collateral or the Intercompany Loan Collateral or business or enterprise valuations of the Borrower or any of its Subsidiaries at any time and from time to time in a manner so as to not unduly disrupt the business of such Person. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations, and field examinations and (ii) the cost of all audits, appraisals and business valuations (including enterprise valuation appraisals) conducted by third party auditors or appraisers on behalf of the Agents; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Borrower shall not be required to reimburse the Agents for more than two audits, appraisals or valuations (which shall include not more than one business valuation) with respect to Borrower or any Portfolio Company during any Fiscal Year.
     Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. The Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent’s discretion, provided that the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
          (b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, the amount of charges to the Loan Account, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.
     Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
     Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents or the Lenders:
          (a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans as designated by the Person making payment when the payment is made.
          (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans, and Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans, and Collateral Agent Advances until paid in full; (v) fifth, ratably to pay any fees and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest due in respect of the Term Loan until paid in full; (vii) seventh, ratably to pay principal of the Term Loan until paid in full, (viii) eighth, ratably to pay any fees and indemnities then due to the Delayed Draw Term Loan Lenders until paid in full; (ix) ninth, ratably to pay interest due in respect of the Delayed Draw Term Loans until paid in full; (x) tenth, ratably to pay principal of the Delayed Draw Term Loans until paid in full, and (xi) eleventh, to the ratable payment of all other Obligations then due and payable.
          (c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to the Administrative Agent to be for the payment of Term Loan Obligations or Delayed Draw Term Loan Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Term Loan or Delayed Draw Term Loans in accordance with the terms and conditions of Section 2.05.
          (d) For purposes of Section 4.04(b), (other than clause (viii) thereof) “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default or overdue interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, however, that for purposes of such clause (viii), “paid in full” means with respect to any Obligations, payment of all amounts owing under the Loan Documents in respect of such Obligations, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.
          (e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.
     Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender, any Agent or any Person controlling any such Lender, any such Agent (in each case, whether or not having the force of law) (each, a “Change in Law”), shall (i) subject any Lender, any Agent or any Person controlling any such Lender or any such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent or change the basis of taxation of payments to any Lender, any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender, any Agent or any Person controlling any such Lender or any such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender, any Agent or any Person controlling any such Lender or any such Agent or (iii) impose on any Lender, any Agent or any Person controlling any such Lender or any such Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or any Agent of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender, or such Agent for such increased costs or reductions in amount.
          (b) If any Lender or any Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender, any Agent or any Person controlling such Lender or such Agent and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s, any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or any Agent’s any such other controlling Person’s capital to a level below that which such Lender, such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s, such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s, or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.
          (c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.
ARTICLE V
CONDITIONS TO LOANS
     Section 5.01 Conditions Precedent. The obligation of any Lender to make the initial Loans (or any other Person to otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the conditions precedent set forth below:

          (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 or 12.04.
          (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.
          (c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent, any Lender .
          (d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:
               (i) a Security Agreement, duly executed by the Borrower, together with the original stock certificates representing all of the Capital Stock of the Borrower’s Subsidiaries and all intercompany promissory notes issued to the Borrower, accompanied by undated stock powers executed in blank and other proper instruments of transfer;
               (ii) the Fee Letter duly executed by the Borrower;
               (iii) the Funds Flow Agreement, duly executed by the Borrower,
               (iv) a Filing Authorization Letter, duly executed by the Borrower, together with appropriate financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement;
               (v) certified copies of all effective financing statements which name as debtor the Borrower and which are filed in the offices referred to in clause (iv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against Borrower or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;
               (vi) the Escrow Agreement and related payment direction letter referred to therein, each duly executed by each party thereto;

               (vii) a copy of the resolutions of the Borrower, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which the Borrower is or will be a party, and (B) the execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;
               (viii) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the representatives of the Borrower authorized to sign each Loan Document to which the Borrower is or will be a party and the other documents to be executed and delivered by the Borrower in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
               (ix) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of the Borrower certifying as to the subsistence in good standing of, and the payment of taxes by, the Borrower in such states;
               (x) a true and complete copy of the certificate of formation of the Borrower certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the State of Delaware which shall set forth the same complete name of the Borrower as is set forth herein and the organizational number of the Borrower, if an organized number is issued in such jurisdiction;
               (xi) a copy of the LLC Agreement, the Subscription Documents, the Management Agreement and the Material Contracts of Borrower, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of the Borrower as true and correct copies thereof, together with a certificate of an Authorized Officer of Borrower stating that such agreements remain in full force and effect and that the Borrower has not breached or defaulted in any of its obligations under such agreements;
               (xii) an opinion of Squire, Sanders & Dempsey L.L.P., counsel to the Borrower, substantially in the form of Exhibit 5.01(d);
               (xiii) a certificate of an Authorized Officer of the Borrower, certifying as to the matters set forth in Section 5.01(b);
               (xiv) a copy of the Financial Statements, together with a certificate of an Authorized Officer of the Borrower setting forth all existing Indebtedness, pending or threatened litigation or claims and other contingent liabilities of the Borrower and its Subsidiaries (after giving effect to the Effective Date Acquisitions);
               (xv) a copy of the financial projections described in Section 6.01(g)(ii) hereof, which projections shall be satisfactory in form and substance to the Agents;
               (xvi) a certificate of the chief financial officer of the Borrower, setting forth in reasonable detail the calculations required to establish compliance, on a pro forma basis after giving effect to the Effective Date Acquisitions, with each of the financial covenants contained in Section 7.03;

               (xvii) a certificate of the chief financial officer of the Borrower, certifying as to the solvency of the Borrower, which certificate shall be satisfactory in form and substance to the Collateral Agent;
               (xviii) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents;
               (xix) copies of (a) each of the Qualified Intercompany Loan Documents entered into with the Effective Date Portfolio Companies, (b) UCC, tax lien, and litigation searches relative to each of the Effective Date Portfolio Companies, (c) copies of the resolutions, incumbency certificates, and organizational documents with respect to the Effective Date Portfolio Companies, (d) copies of the financing statements and Mortgages (together with (x) a satisfactory Phase I Environmental Site Assessment, in form and substance, by an independent firm satisfactory to Collateral Agent, (y) a survey in form and substance satisfactory to Collateral Agent, certified to Collateral Agent and the issuer of the Title Insurance Policy, and (z) a Title Insurance Policy, in each case, with respect to any real property owned by any Effective Date Portfolio Company), indicating the filing or recordation thereof and the relevant filing or recordation information, (e) copies of UCC termination statements from any holder of a Lien that is not a permitted lien under the applicable Qualified Intercompany Loan Agreement, (f) payoff letters executed by the applicable lender or lenders that are being repaid with the initial proceeds of the loans under the Qualified Intercompany Loan Agreement, (g) legal opinions of counsel to each of the Effective Date Portfolio Companies relative to the Qualified Intercompany Loan Documents, and (h) documents, certificates, and instruments as are customary for leveraged financings, in each case, in form and substance satisfactory to the Agents;
               (xx) the Borrower shall have received all material licenses, approvals or evidence of other material actions required by any Governmental Authority (including under HSR) in connection with the execution and delivery by the Borrower of the Effective Date Acquisition Documents and with the consummation of the transactions contemplated thereby;
               (xxi) such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrower’s and the Effective Date Portfolio Companies’ cash management systems; and
               (xxii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.
          (e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that (i) no event or development with respect to Crosman shall have occurred since June 30, 2005 which could reasonably be expected to result in a Material Adverse Effect, and (ii) no event or development with respect to Borrower or any of its Subsidiaries other than Crosman shall have occurred since December 31, 2005 which could reasonably be expected to result in a Material Adverse Effect.

          (f) Consummation of the Effective Date Acquisitions. Concurrently with the making of the initial Loans, (i) Borrower shall have purchased pursuant to the Effective Date Acquisition Agreements (no provisions of which shall have been amended or otherwise modified or waived without the prior written consent of the Agents), and shall have become the owner, free and clear of all Liens other than Permitted Liens, of all of the shares of Capital Stock of the Effective Date Portfolio Companies described on Schedule 5.01(f) for a Purchase Price not in excess of $325,000,000, (ii) the proceeds of the Term Loan shall have been used, in connection with proceeds of the Required Equity, to make loans pursuant to a Qualified Intercompany Loan Agreement in order to repay, in full, all existing Indebtedness for borrowed money of the Effective Date Portfolio Companies (other than letters of credit issued by U.S. Bank National Association for the benefit of CBS).
          (g) Required Equity. Agents shall have received reasonably satisfactory evidence that (i) the Trust’s S-1 Registration Statement has become effective under the Securities Act, (ii) the Trust shall have received gross proceeds from its initial public offering of its Capital Stock of at least [$195,000,000,] (iii) the Trust shall have received Net Cash Proceeds from the private placement of its Capital Stock pursuant to the Subscription Documents of at least $90,000,000 (the amount required to be received by the Trust pursuant to this subsection (g), the “Required Equity”), and (ii) the Trust shall have contributed 100% of the Required Equity proceeds to the equity of the Borrower.
          (h) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.
          (i) Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of the Borrower.
          (j) Due Diligence. The Agents shall have completed their business and legal due diligence with respect to the Borrower and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion subject to commercially reasonable standards. Without limiting the foregoing, (i) the Collateral Agent shall have received a Field Survey and Audit relative to the Effective Date Portfolio Companies, dated not earlier than 30 days prior to the Effective Date, and such Field Survey and Audit and the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion, and (ii) the capital structure of Borrower and its Subsidiaries (including the amounts and terms of the Indebtedness of Borrower and its Subsidiaries) shall be satisfactory to the Agents in their sole and absolute discretion subject to commercially reasonable standards.
          (k) Management Agreement. The Management Agreement and the terms and provisions thereof shall be in form and substance reasonably satisfactory to the Collateral Agent.

               (l) Availability. After giving effect to the L/C Reserve, the Permitted Indebtedness Reserve and all Loans to be made on the Effective Date, the Availability shall not be less than $35,000,000. The Borrower shall deliver to the Collateral Agent a certificate of the chief financial officer of the Borrower certifying as to the calculation of Availability.
          Section 5.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:
               (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including Sections 2.06 and 12.04 hereof.
               (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by the Borrower on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date, and (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made.
               (c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.
               (d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.
          Section 5.03 Conditions Precedent to All Loans In Connection With Permitted Post-Effective Date Acquisitions. The obligation of any Agent or any Lender to make any Loan that is to be used in connection with the consummation of any Permitted Post-Effective Date Acquisition (whether to make payment of the Purchase Price or to make a loan under a Qualified Intercompany Loan Agreement) is subject to the fulfillment of each of the following additional conditions precedent:
               (a) Delivery of Documents. The Collateral Agent shall have received at least 5 Business Days prior to the Borrowing Date the following, each in form and substance satisfactory to the Collateral Agent:
                    (i) copies of each of the Qualified Intercompany Loan Documents entered into with the prospective Portfolio Company,

                    (ii) UCC, tax lien, and litigation searches relative to the prospective Portfolio Company,
                    (iii) copies of the resolutions, incumbency certificates, and organizational documents of the prospective Portfolio Company,
                    (iv) copies of the financing statements and, if the prospective Portfolio Company owns real property that would constitute After-Acquired Property, Mortgages (together with (x) a satisfactory Phase I Environmental Site Assessment by an independent firm reasonably satisfactory to Collateral Agent, (y) a satisfactory survey certified to Borrower and the issuer of the Title Insurance Policy, and (z) a Title Insurance Policy for the benefit of Borrower, in each case, with respect to any real property owned by the proposed Portfolio Company) indicating the filing or recordation thereof and the relevant filing or recordation information,
                    (v) copies of UCC termination statements from any holder of a Lien that is not a permitted lien under the applicable Qualified Intercompany Loan Agreement,
                    (vi) payoff letters executed by the applicable lender or lenders that are being repaid with the initial proceeds of the loans under the Qualified Intercompany Loan Agreement,
                    (vii) legal opinions of counsel to the proposed Portfolio Company relative to the Qualified Intercompany Loan Documents, and
                    (viii) such other documents, certificates, and instruments as are customary for leveraged financings, in each case, in form and substance reasonably satisfactory to the Agents.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
          Section 6.01 Representations and Warranties. The Borrower hereby represents and warrants to the Agents and the Lenders as follows:
               (a) Organization, Good Standing, Etc. The Borrower and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated, (iii) in the case of the Borrower, has all requisite power and authority to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, (iv) in the case of the Borrower’s Subsidiaries, has all requisite power and authority to make the borrowings under the Qualified Intercompany Loan Agreement to which it is a party, and to execute and deliver each Qualified Intercompany Loan Document to which it is a party, and to consummate the transactions contemplated thereby and (v) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.
               (b) Authorization, Etc. The execution, delivery and performance by (x) the Borrower of each Loan Document to which it is or will be a party, and (y) each Subsidiary of Borrower of each Qualified Intercompany Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or any Qualified Intercompany Loan Document, as applicable) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
               (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by (i) the Borrower of any Loan Document to which it is or will be a party or (ii) any Subsidiary of Borrower of any Qualified Intercompany Loan Document to which it is or will be a party.
               (d) Enforceability of Loan Documents and the Qualified Intercompany Loan Documents. This Agreement is, and each other Loan Document to which the Borrower is or will be a party, and each Qualified Intercompany Loan Document to which a Subsidiary of Borrower is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.
               (e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower, free and clear of all Liens.
               (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the knowledge of the Borrower, threatened action, suit or proceeding affecting the Borrower before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, the Borrower does not hold any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

               (g) Financial Condition.
                    (i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present, in all material respects, the consolidated financial condition of applicable Effective Date Portfolio Company as at the respective dates thereof and the consolidated results of operations of such Person and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and (x) no event or development with respect to Crosman has occurred since June 30, 2005 which could reasonably be expected to result in a Material Adverse Effect, and (y) no event or development with respect to Borrower or any of its Subsidiaries other than Crosman has occurred since December 31, 2005 which could reasonably be expected to result in a Material Adverse Effect.
                    (ii) The Borrower has heretofore furnished to each Agent and each Lender (A) projected quarterly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from April 1, 2006, through December 31, 2006, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2006 through 2009, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.
               (h) Compliance with Law, Etc. The Borrower is not in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any Material Contract binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.
               (i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), neither the Borrower nor any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Neither the Borrower nor any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) the Borrower or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, neither the Borrower nor any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates or coverage after a participant’s termination of employment.
               (j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by the Borrower or any of its Subsidiaries have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
               (k) Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is nor will it be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan or any Qualified Intercompany Debt will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
               (l) Nature of Business. The Borrower is not engaged in any business other than the ownership of Capital Stock of its Portfolio Companies and lending money to the Portfolio Companies pursuant to the Qualified Intercompany Loan Documents.
               (m) Adverse Agreements, Etc. The Borrower is not a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to result in, a Material Adverse Effect.
               (n) Permits, Etc. The Borrower has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such

Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
               (o) Properties. The Borrower has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.
               (p) Full Disclosure. The Borrower has disclosed to the Agents and Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.
               (q) Operating Lease Obligations. On the Effective Date, the Borrower has no Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).
               (r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of the Borrower are in compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by the Borrower or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by the Borrower or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against the Borrower or any predecessor in interest nor does the Borrower have knowledge or notice of any threatened or pending Environmental Action against the Borrower or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by the Borrower has been used as a treatment or disposal site for any Hazardous Material; (vi) the Borrower has not failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) the Borrower holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which the Borrower’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) the Borrower has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.
               (s) Insurance. The Borrower keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) as promptly as practicable, but in any event within 30 days after the Effective Date, public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by the Borrower on the Effective Date.
               (t) Use of Proceeds. The proceeds of (i) the Revolving Loans shall be used by Borrower to (1) make loans to Portfolio Companies, (2) finance the payment of a portion of the Purchase Price of Portfolio Companies acquired after the Effective Date, (3) pay fees and expenses in connection with the transactions contemplated hereby, and (4) fund working capital of the Borrower, (ii) the Term Loan shall be used by the Borrower to (1) make loans on the Effective Date to the Effective Date Portfolio Companies, (2) pay fees and expenses in connection with the transactions contemplated hereby, and (3) fund working capital of the Borrower, and (iii) the Delayed Draw Term Loan shall be used by the Borrower to (1) finance the payment of a portion of the Purchase Price of Portfolio Companies acquired after the Effective Date and (2) pay fees and expenses in connection with such Acquisitions.
               (u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Borrower is Solvent.
               (v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by the Borrower, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
               (w) Intellectual Property. Except as set forth on Schedule 6.01(w), the Borrower owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of the Borrower. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
               (x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of the Borrower, showing the parties and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against the Borrower that is a party thereto and, to the knowledge of the Borrower, all other parties thereto in accordance with its terms, (ii) other than Permitted Modifications of Qualified Intercompany Loan Documents, has not been otherwise amended or modified, and (iii) except as has been disclosed in writing to the Agents in relation to Qualified Intercompany Loan Documents, is not in default due to the action of the Borrower or, to the knowledge of the Borrower, any other party thereto.
               (y) Investment Company Act. The Borrower is not an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
               (z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened against the Borrower before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Borrower which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against the Borrower or (iii) to the knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower and no union organizing activity taking place with respect to any of the employees of the Borrower. Neither the Borrower nor any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Borrower on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
               (aa) [intentionally omitted].
               (bb) No Bankruptcy Filing. Neither the Borrower nor any Portfolio Company is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of the Borrower’s or any Portfolio Company’s assets or property, and the Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it or a Portfolio Company.
               (cc) Separate Existence.
                    (i) All customary formalities regarding the separate existence of the Borrower have been at all times since its formation observed.
                    (ii) The Borrower has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of the Borrower and any other Person. The Borrower has not at any time since its formation commingled its assets with those of any of its Affiliates or any other Person. The Borrower has at all times since its formation accurately maintained its own bank accounts and separate books of account.
                    (iii) The Borrower has at all times since its formation paid its own liabilities from its own separate assets.
                    (iv) The Borrower has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person. The Borrower has not at any time since its formation identified itself as being a division or a part of any other Person.
               (dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of the Borrower, (ii) the jurisdiction of organization of the Borrower, (iii) the organizational identification number of the Borrower (or indicates that the Borrower has no organizational identification number), (iv) each place of business of the Borrower, (v) the chief executive office of the Borrower and (vi) the federal employer identification number of the Borrower.
               (ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by the Borrower.
               (ff) Locations of Collateral. There is no location at which the Borrower has any Collateral other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time.
               (gg) Security Interests. Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby. Upon the filing of the financing statements described in Section 5.01(d)(iv), such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens. Each Qualified Intercompany Loan Document which includes a grant of a Lien creates in favor of the Borrower a legal, valid and enforceable security interest in the collateral covered thereby. Upon the filing of the financing statements anticipated to be filed thereunder, such security interests in and Liens on the collateral granted thereby shall be perfected, first priority security interests (subject to Liens permitted thereunder), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.
               (hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.
               (ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
               (jj) Acquisition Documents and Required Equity Documents. As of the Effective Date, the Borrower has delivered to the Agents a complete and correct copy of the Subscription Documents, the Effective Date Acquisition Agreement, the LLC Agreement and the Management Agreement (including all schedules, exhibits, amendments, supplements, modifications, and assignments). The Borrower is not in default in the performance or compliance with any provisions thereof and each of such agreements comply in all material respects with, and the initial public offering of the Trust’s Capital Stock has been consummated in accordance with, in all material respects, all applicable laws (including HSR). The Subscription Documents, the Effective Date Acquisition Agreement, the LLC Agreement and the Management Agreement are in full force and effect as of the Effective Date and have not been terminated, rescinded or withdrawn as of such date. The execution, delivery and performance of Subscription Documents, the Effective Date Acquisition Agreement, the LLC Agreement and the Management Agreement do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in full force and effect. To the best of the Borrower’s knowledge, none of the representations or warranties of any other Person in any of the Subscription Documents, the Effective Date Acquisition Agreement, the LLC Agreement and the Management Agreement contains any untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading.
ARTICLE VII
COVENANTS OF THE BORROWER

          Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:
               (a) Reporting Requirements. Furnish to each Agent and each Lender:
                    (i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating (by Portfolio Company) balance sheets, consolidated and consolidating (by Portfolio Company) statements of operations and retained earnings and consolidated and consolidating (by Portfolio Company) statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;
                    (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower, consolidated and consolidating (by Portfolio Company) balance sheets, consolidated and consolidating (by Portfolio Company) statements of operations and retained earnings and consolidated and consolidating (by Portfolio Company) statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;
                    (iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower, internally prepared consolidated and consolidating (by Portfolio Company) balance sheets, consolidated and consolidating (by Portfolio Company) statements of operations and retained earnings and consolidated and consolidating (by Portfolio Company) statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, in each case, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, except that such monthly financial statements (A) will not reflect a periodic revaluation or approximation of the “supplemental put” line item, (B) will not reflect a recalculation of the “minority interest” line item, (C) will be subject to normal year-end adjustments and (D) will not contain footnotes;
                    (iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) stating that such Authorized Officer has reviewed the provisions of the Qualified Intercompany Loan Agreements and the other Qualified Intercompany Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Portfolio Companies and their Subsidiaries during the period covered by such financial statements with a view to determining whether the Portfolio Companies and their Subsidiaries were in compliance with all of the provisions of the Qualified Intercompany Loan Agreements and the other Qualified Intercompany Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of a default or event of default thereunder or, if a default or event of default existed, describing the nature and period of existence thereof and the action which the Borrower propose to take or has taken with respect thereto, (C) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03 (including a calculation that details the Leverage Ratio in a manner to enable the Administrative Agent to determine the then applicable LIBOR Rate Margin and the Reference Rate Margin) and (D) attaching copies of all compliance certificates delivered in connection with the Qualified Intercompany Loan Agreements;
                    (v) as soon as available and in any event within 10 days after the end of each fiscal month of the Borrower, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete listing (A) all Payment Intangibles of the Borrower as of such day, which shall include the amount and other detail reasonably requested by the Agents regarding each Payment Intangible, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, all in detail and in form satisfactory to the Agents and (B) the aggregate amount of Cash and Cash Equivalents of Borrower and of Borrower’s Subsidiaries as of the end of the such preceding fiscal month;
                    (vi) as soon as available and in any event within 30 days after the end of each month commencing with the month during which the Effective Date occurs, a Borrowing Base Certificate, current as of the close of business on the last day of such month, supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, and (B) in the event of any dispute about the eligibility of any component of the Borrowing Base included in the calculation of the Borrowing Base, such Agent’s good faith judgment shall control;
                    (vii) no later than 30 days after the commencement of each Fiscal Year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), displayed on a month by month basis and otherwise in form and substance reasonably satisfactory to the Agents for such Fiscal Year for the Borrower and its Subsidiaries, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;
                    (viii) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of the Borrower other than routine inquiries by such Governmental Authority;
                    (ix) as soon as possible, and in any event within 3 Business Days of an Authorized Officer’s knowledge of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the Borrower proposes to take with respect thereto;
                    (x) (A) as soon as possible and in any event within 10 days after the Borrower or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which the Borrower or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 Business Days after receipt thereof by the Borrower or any ERISA Affiliate thereof from the PBGC, copies of each notice received by the Borrower or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after the Borrower or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 Business Days after receipt thereof by the Borrower or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after the Borrower or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Borrower or such ERISA Affiliate thereof;
                    (xi) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
                    (xii) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that the Borrower executes or receives in connection with any Material Contract;
                    (xiii) promptly after the sending or filing thereof, copies of all statements, reports and other information the Borrower sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;
                    (xiv) promptly upon receipt thereof, copies of all financial reports (including management letters), if any, submitted to the Borrower by its auditors in connection with any annual or interim audit of the books thereof; and
                    (xv) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Borrower as any Agent may from time to time may reasonably request.
               (b) Additional Collateral. Execute and deliver to the Collateral Agent promptly and in any event within 10 days after the formation or acquisition of a new Portfolio Company (A) certificates evidencing all of the Capital Stock of such Portfolio Company owned by the Borrower (“Pledged Stock”), (B) undated stock powers executed in blank with respect to such Pledged Stock, and (C) such opinion of counsel and such approving certificate of such Portfolio Company as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such Pledged Stock, and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any Security Agreement, or Mortgage, executed by the Borrower or otherwise to effect the intent that the Capital Stock of such Portfolio Company owned by the Borrower and all Indebtedness owed by such Portfolio Company and its Subsidiaries to the Borrower shall become Collateral for the Obligations.
               (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.
               (d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.
               (e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.
               (f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower to the extent provided in Section 4.01, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.
               (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
               (h) Maintenance of Insurance. On and after the date that is 30 days after the Effective Date with respect to the Borrower (and on the Effective Date with respect to the Borrower’s Subsidiaries), maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance of Borrower are to be delivered to the Collateral Agent on or before the date that is 35 after the Effective Date and the policies are to be premium prepaid, with the loss payable and additional insured endorsement of policies of the Borrower in favor of the Collateral Agent, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Borrower fails to maintain such insurance on or before the date that is 35 days after the Effective Date, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders and the Borrower, to file claims under any insurance policies of the Borrower, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
               (i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.
               (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 5 days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of the Borrower; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Borrower; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, release or threatened release of any

Hazardous Materials on any property at any time owned or occupied by the Borrower (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any investigation, lawsuit brought or threatened, settlement reached or government order relating to such Hazardous Materials, (D) any violation of any Environmental Law or (E) any Environmental Action filed against any Agent or any Lender.
               (k) Further Assurances. Take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of the Borrower, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, the Borrower (A) authorizes each Agent to execute any such agreements, instruments or other documents in the Borrower’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Borrower, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of the Borrower prior to the date hereof.
               (l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Agents and the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.
               (m) Landlord Waiver. At any time that Borrower changes the location of its books and records, obtain written access agreements and subordinations or waivers, in form and substance satisfactory to the Collateral Agent, with respect to the books, records and Collateral at such location.
               (n) [intentionally omitted].
               (o) After Acquired Property. Upon the acquisition by it of any After Acquired Property, promptly so notify the Collateral Agent (and in any event within 1 Business

Day of such acquisition), setting forth with specificity a description of the interest acquired, the location of thereof, any structures or improvements thereon and either an appraisal or the Borrower’s good-faith estimate of the current value thereof (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify the Borrower whether it intends to require, with respect to such After Acquired Property, a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, Borrower shall immediately furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien such After Acquired Property or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and the Borrower with respect to such real property in which the Borrower has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with the Borrower’s obligations under this Section 7.01(o).
               (p) Fiscal Year. Commencing with the 2007 Fiscal Year, cause the Fiscal Year of the Borrower and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such fiscal year of the Borrower and its Subsidiaries (and appropriate related changes to this Agreement).
               (q) Post-Closing Covenants.
                    (i) Within 35 days after the Effective Date, Borrower shall provide the Agents with evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and such other insurance coverage with respect to the business and operations of the Borrower and the Portfolio Companies as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee;
                    (ii) Within 30 days after the Effective Date, Borrower shall deliver to the Agents a landlord waiver, in form and substance satisfactory to the Collateral

Agent, executed by the landlord with respect to Borrower’s location in Westport, Connecticut; and
                    (iii) Within 90 days after the Effective Date, Borrower shall deliver to the Agents control agreements with respect to the Blocked Accounts which comply with the requirements of Article VIII of this Agreement.
               (r) Borrowing Base. Maintain all Loans in compliance with the then current Borrowing Base.
          Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not:
               (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or assign or otherwise transfer any account or other right to receive income; other than, as to all of the above, Permitted Liens.
               (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness other than Permitted Indebtedness.
               (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing); provided, however, that (i) the Trust may merge with and into the Borrower (a “Permitted Merger”), so long as (A) Borrower would be the survivor thereof, (B) no other provision of this Agreement would be violated thereby, (C) Borrower gives the Agents at least 30 days prior written notice of such merger, (D) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (E) the Lenders’ rights in any Collateral, including the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger; and (ii) the Borrower may make Permitted Dispositions and Permitted Acquisitions.
               (d) Change in Nature of Business; Change in Independent Certified Public Accountant. Make any change in the nature of its business as described in Section 6.01(l) or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Make any change in its independent certified public accountant without the prior written consent of the Agents.
               (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances by the Borrower to a Portfolio Company pursuant to its Qualified Intercompany Loan Agreement; provided, however, that, without the prior written consent of the Agents, the Borrower shall not make loans or advances to a Portfolio Company in excess of the borrowing formulas set forth in the applicable Qualified Intercompany Loan Agreement as in effect on the date when such agreement was originally executed and delivered, as modified by Permitted Modifications, (iii) Permitted Acquisitions, and (iv) Permitted Investments.
               (f) Lease Obligations. Create, incur or suffer to exist any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by the Borrower in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by the Borrower in any Fiscal Year to exceed $2,000,000.
               (g) Capital Expenditures. Make or commit or agree to make any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Borrower (exclusive of Capital Expenditures made by the Portfolio Companies and their respective Subsidiaries) to exceed $2,000,000 in any Fiscal Year during which the Leverage Ratio of Borrower is, at any time, greater than 2.0:1.00.
               (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of the Borrower, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of the Borrower or any direct or indirect parent of the Borrower, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of the Borrower, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by the Borrower) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of the

Borrower or other Affiliates, or to any other Subsidiaries or Affiliates of the Borrower; provided, however, that (x) Borrower may make payments of Permitted Management Fees, and (y) so long as no Default or Event of Default has occurred and is continuing or would result therefrom (A) the Borrower may pay dividends or make distributions or advances to the Trust (1) in amounts necessary to pay customary expenses of the Trust in the ordinary course of its business solely as a result of its ownership and operation of the Borrower and its Subsidiaries and (2) in amounts necessary to enable the Trust to pay taxes when due and owing solely as a result of its ownership of the Borrower and its Subsidiaries, (B) any Subsidiary of the Borrower may pay dividends to the Borrower, and (C) the Trust may pay dividends in the form of common Capital Stock and (D) so long as Availability both before and after giving effect thereto is not less than $5,000,000, the Borrower may make payment of dividends or other distributions to the Trust; provided, however, that if as of any date the Fixed Charges Coverage Ratio of the Borrower and its Subsidiaries for the Applicable Period most recently ended is less than 1.00:1.00, the aggregate amount of such distributions to the Trust during any fiscal quarter shall not be greater than the amount of distributions paid by the Borrower to the Trust during the immediately preceding fiscal quarter.
               (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.
               (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions permitted by Section 7.02(e) or (h) and (iii) the Management Agreement, the CGI Subscription Agreement and the Pharos Subscription Agreement.
               (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by the Borrower or any of its Subsidiaries, (ii) to pay or prepay any Indebtedness owed to the Borrower or any of its Subsidiaries, (iii) to make loans or advances to the Borrower or any of its Subsidiaries or (iv) to transfer any of its property or assets to the Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:
               (A) this Agreement and the other Loan Documents;
               (B) any Qualified Intercompany Loan Document;

               (C) agreements in effect on the date of this Agreement and described on Schedule 7.02(k);
               (D) any applicable law, rule or regulation (including applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);
               (E) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or
               (F) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.
               (l) Limitation on Issuance of Capital Stock. Except for the issuance or sale of common stock or its equivalent by the Borrower to the Trust (or after a Permitted Merger involving the Borrower and the Trust, by the Borrower), issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.
               (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify, waive, or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including any Qualified Intercompany Loan Document, purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness except for Permitted Modifications, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Indebtedness (including by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (v) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Management Agreement.

               (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action (including disposing of Capital Stock of Portfolio Companies) or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
               (o) Compromise of Payment Intangibles. Compromise or adjust any Payment Intangible (or extend the time of payment thereof) or grant any discounts, allowances or credits.
               (p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.
               (q) Environmental. Permit the use, handling, generation, storage, treatment, release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws in a manner that such handling, generation, storage, treatment, release or disposal of Hazardous Materials could not reasonably be expected to result in a Material Adverse Effect.
               (r) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract except for Permitted Modifications of the Qualified Intercompany Loan Documents.
          Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not:
               (a) Leverage Ratio. Commencing June 30, 2006, permit the Leverage Ratio of the Borrower and its Subsidiaries for the period ended as of the last day of any month to be greater than 3.00:1.00.
               (b) [intentionally omitted].
               (c) Fixed Charge Coverage Ratio. At any time when (i) the Leverage Ratio of Borrower and its Subsidiaries is greater than 1.5:1.0 or (ii) Intercompany Debt Coverage

Ratio of Borrower and its Subsidiaries is less than 1.5:1.0, permit the Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries for the Applicable Period most recently ended (x) to be less than 0.9:1.0 as of the end of any fiscal quarter, or (y) to be less than 1.0:1.0 as of the end of any two consecutive fiscal quarters.
               (d) Consolidated TTM EBITDA. At any time when the Leverage Ratio of Borrower and its Subsidiaries is greater than 1.5:1.0, permit the TTM EBITDA of the Borrower and its Subsidiaries for the period ended as of the last day of any fiscal quarter to be less than $40,000,000. Upon the consummation of a Permitted Post-Effective Date Acquisition, the required level of TTM EBITDA set forth in the first sentence of this covenant shall be automatically increased by an amount equal to the result of (i) 80% of amount of TTM EBITDA with respect to the Person or Persons that are proposed to be acquired in connection therewith (as reasonably projected by Borrower pursuant to projections that are reasonably satisfactory to the Agents) minus (ii) $2,000,000. If at any time after the Effective Date, Borrower consummates a Disposition of 100% of the Capital Stock held by Borrower with respect to a Portfolio Company, then (to the extent that the TTM EBITDA of the Person or Persons who are the subject of such Disposition were included in the projections described below on the Effective Date) the required level of TTM EBITDA set forth in the first sentence of this covenant shall be automatically decreased by an amount equal to the result of (x) 80% of amount of TTM EBITDA with respect to the Person or Persons that are the subject of the proposed Disposition (as set forth in the financial projections described in Section 6.01(g)(ii) hereof) minus (y) $2,000,000. Borrower, the Agents and the Lenders shall execute any amendment to this Agreement reasonably required in order to document any of the foregoing changes to this financial covenant.
ARTICLE VIII
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
          Section 8.01 Collection of Accounts Receivable; Management of Collateral.
               (a) On or prior to the date that is 90 days after the Effective Date, the Borrower shall use its best efforts to assist the Administrative Agent in establishing, and, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to the Borrower’s principal concentration accounts with the financial institution set forth on Schedule 8.01 hereto (the “Blocked Account Bank”), and entering into a control agreement relating to the Blocked Account with the Borrower, Collateral Agent, and the Blocked Account Bank. The Borrower shall irrevocably instruct its Portfolio Companies to remit all payments to be made by them to Borrower, whether by means of checks or other drafts or by wire transfer or by Automated Clearing House, Inc. payment, to a Blocked Account and shall instruct the Blocked Account Bank to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Borrower from any Account Debtor, as proceeds from its Accounts Receivable or Payment Intangibles, or as proceeds of any other Collateral or Intercompany Loan Collateral, shall be held by the Borrower in trust and upon receipt be deposited by the Borrower in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Borrower shall not commingle such collections with its own funds or with the proceeds of any assets not included in the Collateral or Intercompany Loan Collateral. All funds received in the Blocked Accounts, after the occurrence and during the continuance of an Event of Default, upon request by Collateral Agent, shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to be credited to the Administrative Agent’s Account for application at the end of each Business Day when such funds are received in Administrative Agent’s Account to reduce the then principal balance of the Loans in accordance with Section 4.04, conditional upon final payment to the Administrative Agent. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.
               (b) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment or notice of security interest to any and all of the Borrower’s Account Debtors and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and Payment Intangibles of the Borrower or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or Payment Intangible, compromise or settle any Account Receivable or Payment Intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.
               (c) The Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse the Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or Payment Intangibles of the Borrower, (ii) sign the Borrower’s name on any invoice or bill of lading relating to any of the Accounts Receivable or Payment Intangibles of the Borrower, drafts against Account Debtors with respect to Accounts Receivable or Payment Intangibles of the Borrower, assignments and verifications of Accounts Receivable or Payment Intangibles and notices to Account Debtors with respect to Accounts Receivable or Payment Intangibles of the Borrower, (iii) send verification of Accounts Receivable of the Borrower, and (iv) notify the Postal Service authorities to change the address for delivery of mail addressed to the Borrower to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.
               (d) Nothing herein contained shall be construed to constitute any Agent as agent of the Borrower for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of the Borrower or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.
               (e) Collateral Agent hereby agrees that, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, upon the prior written request of Borrower, Collateral Agent shall consent to the transfer of all or a portion of the Restricted Cash from the Restricted Account as requested by Borrower solely to (i) fund a voluntary prepayment of the Term Loan or the Delayed Draw Term Loans, or (ii) partially fund a Permitted Post-Effective Date Acquisition. Borrower and the Lenders hereby acknowledge and agree that, unless Collateral Agent agrees otherwise in the exercise its sole and absolute discretion, the Restricted Cash shall not be used for any other purpose. All such Restricted Cash shall be held by Collateral Agent to secure the Obligations and, upon the occurrence of and during the continuance of an Event of Default, at the election of Collateral Agent, may be applied to the Obligations in accordance with the priorities set forth in Section 4.04.
               (f) If any Account Receivable or Payment Intangible of the Borrower includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor. The Borrower shall notify the Agents if any Account Receivable or Payment Intangible of the Borrower includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable or Payment Intangible and shall not be liable for any taxes that may be due by reason of such Account Receivable or Payment Intangible.
               (g) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Borrower set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.
          Section 8.02 Accounts Receivable Documentation. The Borrower will at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable or Payment Intangibles to the Agents and furnish such further schedules or information as any such Agent may require relating to such Accounts Receivable or Payment Intangibles; provided that so long as no Default or Event of Default has occurred and is continuing, the Agents shall not request any of the foregoing more frequently than one time per annum. In addition, the Borrower shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Borrower’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral.
          Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of the Borrower at the time the Collateral becomes subject to the Collateral Agent’s Lien, the Borrower covenants, represents and warrants: (a) the Borrower shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Agents and the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge or grant a security interest in each and every item of said Collateral; (b) each Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent shall be a good and valid account representing a bona fide indebtedness incurred by the Portfolio Company therein named; (c) no Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent shall be subject to any defense, offset, counterclaim, discount or allowance; (d) none of the transactions underlying or giving rise to any Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind may be granted or shall have been made by the Borrower at or before the time any Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent is created; (f) all agreements, instruments and other documents relating to any Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Payment Intangible identified by Borrower in a Borrowing Base report submitted to either Agent shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) the Borrower shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) [intentionally omitted]; (j) the Borrower will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Intercompany Loan Collateral, and any other matters affecting the value, enforceability or collectability of any of the Intercompany Loan Collateral; (k) if any amount payable under or in connection with any Payment Intangible is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Lenders as additional Collateral; (l) [intentionally omitted]; (m) [intentionally omitted]; and (n) the Borrower is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.
          Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of the Borrower a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. The Borrower hereby agrees to cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.
ARTICLE IX
EVENTS OF DEFAULT
          Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:
               (a) the Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);
               (b) any representation or warranty made or deemed made by or on behalf of the Borrower or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;
               (c) the Borrower shall fail to perform or comply with any covenant or agreement contained in clauses (a), (b), (c), (f), (g), (h), (o), (q) or (r) of Section 7.01, Section 7.02, Section 7.03 or Article VIII, or the Borrower shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party;
               (d) the Borrower shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of the Borrower becomes aware of such failure and the date written notice of such default shall have been given by any Agent to the Borrower;
               (e) the Borrower shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding the Obligations) to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

               (f) the Borrower (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);
               (g) any proceeding shall be instituted against the Borrower seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;
               (h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Borrower intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Borrower or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Borrower shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;
               (i) any Security Agreement, any Mortgage or any other security document in respect of Collateral purported to be covered thereby, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral purported to be covered thereby;
               (j) any bank at which any deposit account, blocked account, or lockbox account of the Borrower is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Borrower shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;
               (k) one or more judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) for the payment of money exceeding $1,000,000 in the aggregate shall be rendered against the Borrower and remain unsatisfied, or the Borrower shall agree to the settlement of any one or more pending or threatened actions, suits, or proceedings affecting the Borrower before any court or other

Governmental Authority or any arbitrator or mediator, providing for the payment of money exceeding $1,000,000 in the aggregate, and in the case of any such judgment or order either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;
               (l) the Borrower is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than 15 days;
               (m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;
               (n) any cessation of a substantial part of the business of the Borrower for a period which materially and adversely affects the ability of the Borrower to continue its business on a profitable basis;
               (o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;
               (p) the indictment, or the threatened indictment of the Borrower under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against the Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;
               (q) the Borrower or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof the Borrower’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

               (r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $500,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);
               (s) the Borrower shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;
               (t) a Change of Control shall have occurred; or
               (u) an event or development occurs which could reasonably be expected to result in a Material Adverse Effect;
          then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to the Borrower or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower.
ARTICLE X
AGENTS
          Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Borrower, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.
          Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Borrower and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Borrower pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.
          Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including counsel to any Agent or counsel to the Borrower), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The provisions of this Section 10.03 are subject to, and shall not limit in any respect, the provisions of Section 12.07. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.
          Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper

Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.
          Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.
          Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.
          Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.
               (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.
               (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

          Section 10.08 Collateral Matters.
               (a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans, and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.
               (b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment in full in cash of all Obligations; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).
               (c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by the Borrower, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of the Borrower in respect of) all interests in the Collateral retained by the Borrower.

               (d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.
          Section 10.09 Agency for Perfection. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. The Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.
ARTICLE XI
[INTENTIONALLY OMITTED]

ARTICLE XII
MISCELLANEOUS
          Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to the Borrower, at the following address:
COMPASS GROUP DIVERSIFIED HOLDINGS LLC
61 Wilton Road, 2nd Floor
Westport, CT 06880
Attention: Chief Financial Officer
Telephone: (203) 221-1703
Telecopier: (203) 221-8253
with a copy to:
SQUIRE, SANDERS & DEMPSEY LLP
312 Walnut Street, Suite 3500
Cincinnati, OH 45202
Attention Stephen C. Mahon, Esq.
Telephone: (513) 361-1230
Telecopier: (513) 361-1201
if to the Administrative Agent, to it at the following address:
ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Timothy D. Fording
Telephone: 212-891-2147
Telecopier: 212-909-1488
if to the Collateral Agent, to it at the following address:
ABLECO FINANCE LLC
299 Park Avenue, 23rd Floor
New York, New York 10171
Attention: Timothy D. Fording
Telephone: 212-891-2147
Telecopier: 212-909-1488

in each case, with a copy to:
PAUL, HASTINGS, JANOFSKY & WALKER LLP
515 South Flower Street
Los Angeles, CA 90071
Attention: John Francis Hilson, Esq.
Telephone: 213-683-6300
Telecopier: 213-996-3300
          or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Articles II and III shall not be effective until received by such Agent , as the case may be.
          Section 12.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders (and with respect to any amendments to this Agreement or any Loan Document, the Borrower), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender (other than any such increase that results from the extension of the Original Expiry Date to a date that is not later than May 16, 2009), reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders, or release the Borrower, (vi) amend, modify or waive Section 4.04 or this Section 12.02 of this Agreement, or (vii) amend the definitions of “Borrowing Base”, “Defaulted Portfolio Company”, “Disqualified EBITDA”, “Disqualified Intercompany Debt”, “Intercompany Debt Limit”, “Leverage Ratio”, “Leverage Ratio Limit”, “Qualified Cash”, and “Qualified Intercompany Debt”, in each case, without the written consent of each Lender. Notwithstanding the foregoing, (x) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, and (y) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Agents and the Lenders among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

          Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.
          Section 12.04 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses reasonably incurred by or on behalf of each Agent (and, in the case of clause (a) below, each Agent and GoldenTree High Yield Partners, L.P. and its Affiliates, and in the case of clauses (b) through (m) below, each Agent and each Lender), regardless of whether the transactions contemplated hereby are consummated, including reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against the Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrower, (j) all liabilities and costs arising from or in connection with the past, present or future operations of the Borrower involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by the Borrower, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.
          Section 12.05 Right of Set-off.
               (a) Each of the Lenders agrees that it shall not, without the express written consent of the Collateral Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Collateral Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Collateral Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
               (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s ratable portion of all such distributions by Administrative Agent, such Lender promptly shall (1) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
          Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 12.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Borrower and each Agent and each Lender and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.
          (b) Each Lender may with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Commitment and Loans made by it; provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) and (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent, for the benefit of the Collateral Agent, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required (y) in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or to a Related Fund of such Lender or (z) if Collateral Agent, in its sole discretion, waives payment of such fee). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
          (d) The Collateral Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon receipt by the Collateral Agent of an Assignment and Acceptance, and subject to any consent required from the Collateral Agent pursuant to Section 12.07(b) (which consent of the Collateral Agent must be evidenced by the Collateral Agent’s execution of an acceptance to such Assignment and Acceptance), the Collateral Agent shall accept the Assignment and Acceptance and record the information contained therein in the Register.
          (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.
          (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non-fiduciary agent of the Borrower on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).

Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. Any such Participant Register shall be available for inspection by the Borrower, any Agent and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (h) Any Non-U.S. Lender who is assigned an interest in any portion of such Registered Loan pursuant to an Assignment and Acceptance shall comply with Section 2.08(d).
          (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, all or a portion of its Commitments or the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or the Borrower (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Borrower agrees that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.
          Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
          Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
          Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. EACH OF THE PARTIES HERETO AGREE THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE

STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE COLLATERAL AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO THE BORROWER, C/O THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
          Section 12.11 WAIVER OF JURY TRIAL, ETC. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS

AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.
          Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Borrower is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
          Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
          Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender with any such claimant, then and in such event the Borrower agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.
          Section 12.15 Indemnification. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to defend, protect, indemnify and hold harmless each Agent, each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.
          Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
          Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender, and their respective successors and assigns, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.
          Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the

Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.
          For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.
          The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.
          Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable companies, any material non-public information supplied to it by the Borrower pursuant to this Agreement or the other Loan Documents which is identified in writing by the Borrower as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Borrower informed of such request or identification; provided that the Borrower acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.
          Section 12.20 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
          Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

[SIGNATURE PAGE TO FINANCING AGREEMENT]

COLLATERAL AGENT AND
ADMINISTRATIVE AGENT:

ABLECO FINANCE LLC

By:

Name:
Title:
[SIGNATURE PAGE TO FINANCING AGREEMENT]

LENDERS:

ABLECO FINANCE LLC
By:
Name:
Title:

A3 FUNDING LP

By:	A3 FUND MANAGEMENT LLC,
its General Partner

By:
Name:
Title:

[SIGNATURE PAGE TO FINANCING AGREEMENT]

LENDERS:

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

GOLDENTREE CAPITAL OPPORTUNITIES, L.P.

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

GOLDENTREE HIGH YIELD PARTNERS (100), L.P.

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

[SIGNATURE PAGE TO FINANCING AGREEMENT]

GOLDENTREE HIGH YIELD PARTNERS, L.P.

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

GOLDENTREE HIGH YIELD PARTNERS II, L.P.

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

CITI GOLDENTREE, LTD.

By:	GOLDENTREE ASSET MANAGEMENT, LP

By:
Name:
Its authorized signatory

[SIGNATURE PAGE TO FINANCING AGREEMENT]

LENDERS:

FORTRESS CREDIT OPPORTUNITIES I LP

By:	FORTRESS CREDIT OPPORTUNITIES I GP LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO FINANCING AGREEMENT]

LENDERS:

NEWSTAR WAREHOUSE FUNDING 2005 LLC

By:	NEWSTAR FINANCIAL, INC., its Manager

By:
Name:
Its authorized signatory

NEWSTAR SHORT-TERM FUNDING LLC

By:	NEWSTAR FINANCIAL, INC., its Designated Manager

By:
Name:
Its authorized signatory

NEWSTAR CP FUNDING LLC

By:	NEWSTAR FINANCIAL, INC.,
its Designated Manager

By:
Name:
Its authorized signatory

[SIGNATURE PAGE TO FINANCING AGREEMENT]